UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or §240.14a-12

Primoris Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

PRIMORIS SERVICES CORPORATION

26000 Commercentre Drive

Lake Forest, California 92630

www.primoriscorp.com

                           , 2010

Dear Stockholder:

On December 18, 2009, Primoris Services Corporation, a Delaware corporation (“we,” “us,” “our,” “Primoris” or the “Company”), completed the acquisition (the “Acquisition”) of James Construction Group, L.L.C., a Florida limited liability company (“JCG”).  Pursuant to the terms and conditions of that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated November 18, 2009 and as amended on December 18, 2009 and January 14, 2010, by and among us, JCG, all of the limited liability company members of JCG (collectively, the “Members”) and Michael D. Killgore, as representative of the Members, we acquired 100% of the issued and outstanding limited liability company membership interests of JCG.  As a result of the Acquisition, JCG became our wholly-owned subsidiary.

At the closing of the Acquisition, we paid the Members initial Acquisition consideration consisting of the following:

•                  $7 million in cash;

•                  81,852.78 shares (the “Closing Shares”) of our Series A Non-Voting Contingent Convertible Preferred Stock (“Series A Preferred Stock”); and

•                  a promissory note in the principal amount of $53.5 million.

Pursuant to the terms and conditions of that certain Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock (the “Certificate of Designations”), as filed with the Delaware Secretary of State on December 14, 2009, each Closing Share is convertible into 100 shares of our common stock.  Pursuant to the Certificate of Designations, however, the Closing Shares may only be converted into shares of common stock upon the approval of such conversion by our stockholders.

In addition, if JCG’s income before interest, taxes, depreciation and amortization (“EBITDA”), as defined in the Purchase Agreement, for the fiscal year ending December 31, 2010 is equal to or greater than $35 million, we have agreed to pay the Members, as earnout consideration, a number of shares (the “Earnout Shares”) of common stock equal to $10 million, divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31, 2010.  We cannot currently determine the number of Earnout Shares, if any, that we may be required to issue at the end of the earnout period because we do not know if JCG will attain the specified EBITDA milestone or, if JCG attains the specified EBITDA milestone, we do not know what the average closing price of our common stock for the 20 business days prior to December 31, 2010 will be.  Under no circumstances, however, can the number of Earnout Shares exceed 19.9% of the number of shares of our common stock outstanding on the closing date of the Acquisition.  Prior to the closing of the Acquisition, we had 32,704,903 shares of common stock outstanding.  As a result, the maximum number of Earnout Shares that we may be required to issue would be 6,508,276 shares, which, according to the formula above, would reflect a 20-day average closing price of $1.54 per common share.

Pursuant to NASDAQ Listing Rule 5635, stockholder approval is required for the issuance of all shares of common stock potentially issuable in the Acquisition if the total number of shares of common stock potentially issuable in the Acquisition (including shares of common stock potentially issuable as earnout consideration) exceeds 20% of the number of shares of common stock outstanding prior to the closing of the Acquisition.  As noted above, prior to the closing of the Acquisition, we had 32,704,903 shares of common stock outstanding.  If our stockholders approve the conversion of the Closing Shares, the Closing Shares will automatically convert into an aggregate of 8,185,278 shares of common stock, which would represent an approximately 25% increase in the number of shares of our common stock outstanding prior to the Acquisition.  As a result, pursuant to NASDAQ Listing Rule 5635, we are required to obtain stockholder approval for the issuance of all shares of common stock potentially issuable in connection with the Acquisition, including both the 8,185,278 shares of common stock potentially issuable upon the conversion of the Closing Shares and the Earnout Shares.

If our stockholders do not approve the conversion of the Closing Shares, we may purchase or otherwise acquire the Closing Shares by mutual agreement with any holder or holders thereof.  Certain of our stockholders who represent, in the aggregate, in excess of 50% of our issued and outstanding shares of common stock have entered into a voting agreement to vote their shares of common stock in favor of the conversion of the Closing Shares.  We expect that such stockholders will also vote in favor of the issuance of 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and the Earnout Shares.

On behalf of the board of directors, you are cordially invited to attend a special meeting of our stockholders to be held on                            , 2010, at            A.M., Pacific Standard Time, at                     .  At the special meeting, we will ask you to consider and vote to approve the:

•                  issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares; and

•                  conversion of the Closing Shares into 8,185,278 shares of common stock.

Further details of the business to be conducted at the special meeting are given in the attached Notice of Special Meeting of Stockholders and the accompanying proxy statement.  We urge all of our stockholders to read the proxy statement in its entirety, including the section entitled “Risk Factors” beginning on page 8.

Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the enclosed postage-paid reply envelope.  Returning the proxy does NOT deprive you of your right to attend the special meeting and to vote your shares of common stock in person for the matters acted upon at the special meeting.

Sincerely,
/s/ Brian Pratt
Brian Pratt
Chairman of the Board, Chief Executive Officer and President

First mailed to stockholders on or about                            , 2010

PLEASE REMEMBER TO PROMPTLY RETURN YOUR PROXY

ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about us from other documents.  For a listing of the documents incorporated by reference into and accompanying this proxy statement, see “Where You Can Find More Information; Incorporation by Reference” beginning on page 66 of this proxy statement.  You can obtain these documents through the Securities and Exchange Commission’s website at www.sec.gov.  Copies of these documents can also be sent to you without charge, within one business day of receipt of your written or oral request.  Requests can be made by telephone or in writing at the address below:

By mail:	Primoris Services Corporation
26000 Commercentre Drive
Lake Forest, California 92630
Attention: Investor Relations

By telephone:	(949) 598-9242

Please note that copies of the documents requested by you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement.  You should rely only on the information contained in this proxy statement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should disregard anything included in an earlier document that is inconsistent with what is in, or incorporated by reference into, this proxy statement.  You should assume that the information in this proxy statement is accurate only as of the date indicated on the front cover of this proxy statement.  The business, financial condition, results of operations and prospects described in this proxy statement may have changed since that date and may change again.

PRIMORIS SERVICES CORPORATION

26000 Commercentre Drive

Lake Forest, California 92630

www.primoriscorp.com

NOTICE OF THE SPECIAL MEETING OF

STOCKHOLDERS OF PRIMORIS SERVICES CORPORATION

TO BE HELD ON                            , 2010

To the Stockholders of Primoris Services Corporation:

A special meeting of the stockholders of Primoris Services Corporation, a Delaware corporation (“our,” the “Company” or “Primoris”), will be held on                            , 2010, at            A.M., Pacific Standard Time, at                     , for the following purposes:

1.               To approve of the issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the shares of Series A Non-Voting Contingent Convertible Preferred Stock issued in connection with the acquisition of James Construction Group, L.L.C., and (b) up to 6,508,276 shares of common stock, which shares of common stock may be issued as earnout consideration in connection with the acquisition of James Construction Group, L.L.C.;

2.               To approve of the conversion of 81,852.78 shares of our Series A Non-Voting Contingent Convertible Preferred Stock into 8,185,278 shares of common stock, which shares of Series A Non-Voting Contingent Convertible Preferred Stock were issued in connection with the acquisition of James Construction Group, L.L.C.; and

3.               To transact such other business that may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on                          , 2010 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.   Only stockholders who owned shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.  Each share of our common stock is entitled to one vote on all matters presented at the special meeting.

Please vote.  Whether or not you expect to attend the special meeting in person, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the postage-paid reply envelope provided.  The proxy is revocable by you in accordance with the procedures set forth in this proxy statement.  If you are a stockholder of record, you may also cast your vote in person at the special meeting.  If you receive more than one proxy card because your shares of common stock are registered in different names or addresses, each proxy card should be signed and returned to ensure that all your shares of common stock will be voted at the special meeting.  If your shares of common stock are held at a brokerage firm or a bank, you must provide them with instructions on how to vote your shares of common stock.

By Order of the Board of Directors,

/s/ John M. Perisich
John M. Perisich
Senior Vice President, General Counsel and Secretary

, 2010

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following are some of the questions you may have regarding the special meeting and answers to those questions.  These questions and answers only highlight some of the information contained in this proxy statement.  You should carefully read the entire proxy statement to fully understand the matters to be voted on at the special meeting and the voting procedures for the special meeting.

Q:          Why am I receiving this proxy statement?

A:           On December 18, 2009, Primoris Services Corporation, a Delaware corporation (“we,” “us,” “our,” “Primoris” or the “Company”), completed the acquisition (the “Acquisition”) of James Construction Group, L.L.C., a Florida limited liability company (“JCG”).  As part of the Acquisition purchase price, we agreed to issue 81,852.78 shares of our Series A Non-Voting Contingent Convertible Preferred Stock (“Series A Preferred Stock”), with each share convertible into 100 shares of our common stock.  The conversion to common stock requires the approval of our stockholders.

Pursuant to the terms and conditions of that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated November 18, 2009 and as amended on December 18, 2009 and January 14, 2010, by and among us, JCG, all of the limited liability company members of JCG (collectively, the “Members”) and Michael D. Killgore, as representative of the Members, we acquired 100% of the issued and outstanding limited liability company membership interests of JCG.  As a result of the Acquisition, JCG became our wholly-owned subsidiary.

At the closing of the Acquisition, we paid the Members initial Acquisition consideration consisting of $7 million in cash, 81,852.78 shares of Series A Preferred Stock (the “Closing Shares”) and a promissory note in the principal amount of $53.5 million (the “Promissory Note”).

Under the terms of that certain Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock (the “Certificate of Designations”), as filed with the Delaware Secretary of State on December 14, 2009, each Closing Share is convertible into 100 shares of our common stock only upon the approval of such conversion by our stockholders.

In addition, if JCG’s income before interest, taxes, depreciation and amortization (“EBITDA”), as defined in the Purchase Agreement, for the fiscal year ending December 31, 2010 is equal to or greater than $35 million, we have agreed to pay the Members, as earnout consideration, a number of shares (the “Earnout Shares”) of common stock equal to $10 million, divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31, 2010.  We cannot currently determine the number of Earnout Shares, if any, that we may be required to issue at the end of the earnout period because we do not know if JCG will attain the specified EBITDA milestone or, if JCG attains the specified EBITDA milestone, we do not know what the average closing price of our common stock for the 20 business days prior to December 31, 2010 will be.  Under no circumstances, however, can the number of Earnout Shares exceed 19.9% (the “Share Cap”) of the number of shares of our common stock outstanding on the closing date of the Acquisition.  Prior to the closing of the Acquisition, we had 32,704,903 shares of common stock outstanding.  As a result, the maximum number of Earnout Shares that we may be required to issue would be 6,508,276 shares, which, according to the formula above, would reflect a 20-day average closing price of $1.54 per common share.

Pursuant to NASDAQ Listing Rule 5635, stockholder approval is required for the issuance of all shares of common stock potentially issuable in the Acquisition if the total number of shares of common stock potentially issuable in the Acquisition (including shares of common stock potentially issuable as earnout consideration) exceeds 20% of the number of shares of common stock outstanding prior to the closing of the Acquisition.  As noted above, prior to the closing of the Acquisition, we had 32,704,903 shares of common stock outstanding.  If our stockholders approve the conversion of the Closing Shares, the Closing Shares will automatically convert into an aggregate of 8,185,278 shares of common stock, which would represent an approximately 25% increase in the number of shares of common stock outstanding prior to the Acquisition.  As a result, pursuant to NASDAQ Listing Rule 5635, we are required to obtain stockholder approval for the issuance of all shares of common stock potentially issuable in connection with the Acquisition, including both the 8,185,278 shares of common stock potentially issuable upon the conversion of the Closing Shares and the Earnout Shares.

i

Therefore, we are seeking the approval of our stockholders for the:

•                  issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares; and

•                  conversion of the Closing Shares into 8,185,278 shares of common stock.

Under the Purchase Agreement, we agreed to call and hold a special meeting of our stockholders for the purpose of approving the issuance of the shares of our common stock to the Members pursuant to the conversion of the Closing Shares.  We also agreed to prepare, file with the Securities and Exchange Commission (the “Commission”) and distribute this proxy statement for the purpose of soliciting proxies from our stockholders to vote at the special meeting.

Q:          What is the purpose of the special meeting?

A.           You will be voting on two proposals at the special meeting:

•                  to approve of the issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares; and

•                  to approve of the conversion of the Closing Shares into 8,185,278 shares of our common stock.

We will also consider any other business that may properly come before the special meeting.

Q.           What is the board of directors’ recommendation?

A.           Our board of directors recommends a vote:

•                  FOR the approval of the issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares; and

•                  FOR the approval of the conversion of the Closing Shares into 8,185,278 shares of our common stock.

Q.           What is JCG?

A.           JCG is one of the largest general contractors based in the Gulf Coast states, and is engaged in highway, industrial and environmental construction, primarily in Louisiana, Texas and Florida.  JCG is the successor company to T.L. James and Company., Inc., a well-known Louisiana company that has been in business for over 80 years. Headquartered in Baton Rouge, Louisiana, JCG serves government and private clients in a broad geographical region that includes the entire Gulf Coast region of the United States from Texas to Florida.  JCG’s heavy civil division provides services in heavy civil construction projects, including highway and bridge construction, concrete paving, levee construction, airport runway and taxiway construction and marine facility construction.  JCG’s infrastructure and maintenance division provides large earthwork and site development, landfill construction, site remediation and mining support services.  JCG’s industrial division, with a client base comprised primarily of private industrial companies, provides all phases of civil and structural construction, mechanical equipment erection, process pipe installation and boiler, furnace and heater installation and repair.

Q:          Why did we acquire JCG?

A:           JCG is a growing and profitable company with a skilled and experienced management team and workforce.  Among other benefits, we believe that the Acquisition helps fortify and broaden our geographic reach in the southern United States, adds to our revenue and profitability, gives us the opportunity to develop economies of scale, allows us to expand our portfolio of services to include heavy civil construction and gives us the opportunity to extend our infrastructure operations in Louisiana.  In addition, the Acquisition provided additional backlog to the combined companies. As of September 30, 2009, JCG had approximately $571.6 million of backlog.

Q:          When was the Acquisition completed?

A:           The closing of the Acquisition was subject to various closing conditions, including, among others, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), receipt of consent from the lenders of JCG’s main credit facility, the exchange of various closing deliverables between the parties and our payment of the initial Acquisition consideration to the Members.  All such conditions were met and the Acquisition closed on December 18, 2009.

Q:          Why was I not asked to approve of the Acquisition?

A:           Pursuant to applicable provisions of the Delaware General Corporation Law (the “DGCL”), the approval of our stockholders was not required in order for the Acquisition to be consummated.  Nor was the approval of our stockholders required pursuant to the terms and conditions of the Purchase Agreement.  As a result, your vote on the matters discussed in this proxy statement will not affect whether or not the Acquisition is consummated.

Q.           What did we pay the Members as consideration?

A:           At the closing of the Acquisition, we paid the Members initial Acquisition consideration consisting of the following:

•                  $7 million in cash;

•                  81,852.78 Closing Shares; and

•                  the Promissory Note, in the principal amount of $53.5 million.

In addition, if JCG’s EBITDA, as defined in the Purchase Agreement, for the fiscal year ending December 31, 2010 is equal to or greater than $35 million, we have agreed to pay the Members, as earnout consideration, a number of shares of common stock equal to $10 million, divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31, 2010.

Q:          Why was I not asked to approve of the creation of the class of Series A Preferred Stock?

A:           Pursuant to applicable provisions of the DGCL and our Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our board of directors is authorized to create one or more classes or series of preferred stock and to determine the voting powers, designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such classes and series.  As a result, the approval of our stockholders was not required for the creation of the Series A Preferred Stock.

Q:          How was the number of Closing Shares determined?

A:           Pursuant to the Purchase Agreement, we agreed to issue the Members a number of shares of Series A Preferred Stock equal to $64.5 million divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to the closing date, divided by 100.  The average closing price of our common stock for the 20 business days prior to December 18, 2009 was $7.88.  As a result, we issued a total of 81,852.78 Closing Shares to the Members, calculated as follows: $64.5 million divided by $7.88 divided by 100.  The market price of our common stock on the date the Closing Shares are converted into shares of common stock may be significantly higher or lower than $7.88.  As a result, the market value of the shares of common stock underlying the Closing Shares on the conversion date, assuming the conversion of the Closing Shares into shares of common stock on the conversion date, may be greater or less than the specified value of $64.5 million.

Q:          Are there any restrictions on the Closing Shares?

A:           Pursuant to the Purchase Agreement, 11,897.18 of the Closing Shares were placed in escrow (the “Escrow Shares”) for a period of three years to provide a source of indemnity for us against specified damages to us, as described in this proxy statement.  The Escrow Shares may only be released to the Members on two specified dates, provided there are Escrow Shares remaining in escrow:

•                  within five days after we receive our audited financial statements for the fiscal year ending December 31, 2010, but in no event later than April 15, 2011; and

•                  on December 18, 2012.

The Purchase Agreement sets forth different formulas for determining the number of Escrow Shares that may be released on each of the foregoing dates.  Both formulas provide for a certain number of Escrow Shares to remain in escrow for any indemnity claims that have not been resolved as of each date.

Q:          How many Earnout Shares may we be required to issue to the Members?

A:           If JCG’s EBITDA, as defined in the Purchase Agreement, for the fiscal year ending December 31, 2010 is less than $35 million, we will not be required to issue any Earnout Shares to the Members.  If JCG’s EBITDA, as defined in the Purchase Agreement, for the fiscal year ending December 31, 2010 is equal to or greater than $35 million, we have agreed to pay the Members, as earnout consideration, a number of shares of common stock equal to $10 million, divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31, 2010.  We cannot currently determine the number of Earnout Shares, if any, that we may be required to issue at the end of the earnout period because we do not know if JCG will attain the specified EBITDA milestone or, if JCG attains the specified EBITDA milestone, we do not know what the average closing price of our common stock for the 20 business days prior to December 31, 2010 will be.  Under no circumstances, however, can the number of Earnout Shares exceed 19.9% of the number of shares of our common stock outstanding on the closing date of the Acquisition.  Prior to the closing of the Acquisition, we had 32,704,903 shares of common stock outstanding.  As a result, the maximum number of Earnout Shares that we may be required to issue would be 6,508,276 shares, which, according to the formula above, would reflect a 20-day average closing price of $1.54 per common share.  If we were required to issue any Earnout Shares, we would only be required to issue a number of Earnout Shares up to the Share Cap, and then to pay the Members, in cash, the dollar amount equivalent of any Earnout Shares that would exceed the Share Cap.

Q:          Was there any change to our board of directors in connection with the Acquisition?

A:           Yes.  Pursuant to the Purchase Agreement, we created two new “Class C” directorships with terms expiring at our 2011 annual meeting of stockholders.  Immediately following the closing of the Acquisition, our board of directors unanimously appointed Michael D. Killgore, one of the selling Members of JCG and JCG’s chief executive officer prior to the Acquisition, and Robert A. Tinstman, who was formerly the executive chairman of JCG, to these newly created “Class C” directorships.  As of the date of this proxy statement, it is not known whether Mr. Killgore or Mr. Tinstman will be named to any committees of the board of directors or, if they are to be named to a committee, to which committee they will be named.

Q:          Why was I not asked to vote for the appointment of Mr. Killgore and Mr. Tinstman to the board of directors?

A:           Pursuant to applicable provisions of the DGCL and our Amended and Restated Bylaws (the “Bylaws”), our board of directors is authorized to increase the number of directors and create new directorships.  Further, pursuant to applicable provisions of the DGCL, our Bylaws and our Certificate of Incorporation, any newly created directorships may be filled by the vote of a majority of the remaining directors.  As a result, the approval of our stockholders was not required in order for Mr. Killgore and Mr. Tinstman to be appointed to the board of directors.

Q:          What will happen to my shares of common stock as a result of the Acquisition?

A.           Each share of our common stock was unaffected by the Acquisition and will remain outstanding.  Holders of our common stock will continue to hold the shares of common stock that they currently hold.  However, the conversion of the Closing Shares and the issuance of the shares of common stock issuable upon the conversion of the Closing Shares would represent an increase of approximately 25% in the number of shares of common stock outstanding prior to the Acquisition and would result in a dilution of the existing ownership interests of our common stockholders.  In addition, the issuance of any Earnout Shares would result in further dilution of the existing ownership interests of our common stockholders.

Q:          Do I have appraisal or dissenters’ rights with respect to the Acquisition?

A:           Our stockholders do not have appraisal or dissenters’ rights with respect to the Acquisition.

Q:          Are there risks associated with the Acquisition?

A:           Yes.  The material risks associated with the Acquisition that are known to us are discussed in the section entitled “Risk Factors” beginning on page 8.  Please read the risk factors in this proxy statement carefully.  Those risks include, among others, the possibility that we may fail to realize the expected benefits of the Acquisition and we may not be successful in assimilating and retaining JCG’s employees and otherwise integrating its business with our own.

Q:          Who is soliciting my vote?

A:           The board of directors of Primoris is soliciting your vote for the special meeting.

Q:          Who is entitled to vote at the special meeting?

A:           The board of directors has set                            , 2010 as the record date for the special meeting.  All stockholders who owned our common stock at the close of business on the record date may attend and vote at the special meeting.  As of the record date, there were                      shares of common stock issued and outstanding.  The shares of Series A Preferred Stock issued to the Members in connection with the Acquisition do not have voting rights and therefore the holders of the Series A Preferred Stock are not entitled to vote at the special meeting.

Q:          How many votes do I have?

A:           You will have one vote for each share of common stock you owned at the close of business on the record date, provided those shares of common stock are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

Q:          What is the difference between holding shares as a stockholder of record versus as a beneficial owner?

A:           Some of our stockholders hold their shares of common stock in their own name, while others hold their shares of common stock in a brokerage account or by a bank or other nominee.  As summarized below, there are some differences between holding your shares in these two fashions:

Stockholder of Record.  If your shares of common stock are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares of common stock, and we are sending this proxy statement directly to you.  As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the special meeting.  We have enclosed a proxy card for you to use.

Beneficial Owner.  If your shares of common stock are held in a brokerage account or by a bank or other nominee, you are not considered to be the stockholder of record.  Instead, the broker, bank or other nominee is considered the stockholder of record and you are considered to be the “beneficial owner” of the shares of common stock, which are being held in “street name.”  If your shares of common stock are being held in street name, this proxy statement is being forwarded to you by your broker, bank or nominee.  As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the special meeting.  However, since you are not the stockholder of record, you may not vote these shares of common stock in person at the special meeting unless you request, complete and deliver a proxy from your broker, bank or nominee giving you the right to vote the shares of common stock in person.  Your broker, bank

v

or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares of common stock.

Q:          How do I vote?

A:           You may vote by mail or by attending the special meeting and voting by ballot.  If you choose to vote by mail, simply mark your proxy card, date and sign it and return it to our transfer agent, Continental Stock Transfer & Trust Company, in the postage-paid envelope provided.

Submitting your completed proxy card will not limit your right to vote at the special meeting if you attend the special meeting and vote in person.  However, if your shares of common stock are held in the name of broker, bank or nominee, you must obtain a proxy, executed in your favor, from your broker, bank or nominee to be able to vote at the special meeting.  You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or nominee.

The shares of common stock represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the special meeting.  If you sign and return your proxy card but do not give voting instructions, the shares of common stock represented by that proxy card will be voted as recommended by the board of directors.

Q:          How many shares must be present to hold the special meeting?

A:           A majority of the issued and outstanding shares of our common stock as of the record date must be present at the special meeting in order to hold the special meeting and conduct business.  This is called a “quorum.”  Shares are counted as present at the special meeting if you are present and vote in person at the special meeting or a proxy card has been properly submitted by you or on your behalf.  As discussed below, both abstentions and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum.  As of the record date, there were                  shares of our common stock issued and outstanding.  As a result, the presence in person or by proxy of                      shares of our common stock will constitute a quorum for the transaction of business at the special meeting.

Q.           What are the voting requirements with respect to the proposals to be voted upon at the special meeting?

A.           To be approved by the stockholders, each proposal must receive the affirmative FOR vote of a majority of the shares present in person or represented by proxy at the special meeting.

Certain of our stockholders who represent, in the aggregate, in excess of 50% of our issued and outstanding shares of common stock have entered into a voting agreement to vote their shares of common stock in favor of the conversion of the Closing Shares.  We expect that such stockholders will also vote in favor of the issuance of 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and the Earnout Shares.

Q:          What happens if I sign and return my proxy card, but otherwise leave my proxy card blank?

A:         Stockholders of Record.  If you are a stockholder of record and you submit an executed proxy, but you do not provide voting instructions, your shares of common stock will be voted as follows:

•                  FOR the issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares;

•                  FOR the conversion of the Closing Shares into 8,185,278 shares of common stock; and

•                  in the discretion of the named proxies regarding any other matters properly presented for a vote at the special meeting.

Beneficial Owners.  If you do not provide voting instructions to your broker, bank or nominee, your broker, bank or nominee cannot vote your shares of common stock on either of the proposals set forth in this proxy statement and your shares of common stock will be considered “broker non-votes.”

In tabulating the voting result for any particular proposal, shares of common stock that constitute broker non-votes are not considered entitled to vote on that proposal.  Thus, although broker non-votes are counted for purposes of determining a quorum, broker non-votes will not otherwise affect the outcome of any matter being voted on at the special meeting.

A:           What will happen if I sign and return my proxy card, but abstain from voting?

Q:            Abstentions will be considered present at the special meeting for the purpose of determining a quorum and will count as votes cast on the proposals.  An abstention on either proposal will have the same effect as a vote AGAINST each such proposal.

Q:          What will happen if I do not vote my shares, either in person or by proxy?

Stockholders of Record.  If you are the stockholder of record of your shares of common stock, and you do not vote in person or by proxy, your shares will not be voted at the special meeting.

Beneficial Owners.  If you are the beneficial owner of your shares of common stock, your broker, bank or nominee may vote your shares of common stock only on those proposals on which it has discretion to vote.  Under applicable rules, your broker, bank or nominee has discretion to vote your shares of common stock on “routine” matters.  Neither of the proposals being voted on at the special meeting, however, are considered routine.  As a result, your broker, bank or nominee does not have discretion to vote your shares of common stock at the special meeting.  Therefore, if you do not vote by proxy, your broker, bank or other nominee cannot vote your shares of common stock on either of the proposals set forth in this proxy statement and your shares of common stock will be considered broker non-votes.

Q.           Can I change or revoke my vote after I return my proxy card?

A.           Yes.  Even if you sign the proxy card in the form accompanying this proxy statement, you retain the power to revoke your proxy.  You can revoke your proxy at any time before it is exercised by giving written notice to our corporate secretary specifying such revocation.  The last vote received chronologically will supersede any prior vote.  You may also revoke your proxy by voting in person at the special meeting.  However, attendance at the special meeting, without voting at the special meeting, will not in and of itself serve as a revocation of your proxy.

Q:          What does it mean if I receive more than one proxy?

A:           It generally means your shares of common stock are registered differently or are in more than one account.  Please provide voting instructions for all proxy cards you receive.

Q:          What do I need to bring to the special meeting and when should I arrive?

A:           In order to be admitted to the special meeting, a stockholder must present proof of ownership of our common stock on the record date.  If your shares of common stock are held in the name of a broker, bank or other holder of record, a brokerage statement or letter from a broker or bank is an example of proof of ownership.  Any holder of a proxy from a stockholder must present the proxy card, properly executed, to be admitted.  Stockholders and proxy holders must also present a form of photo identification such as a driver’s license.

The special meeting will be held on                               , 2010 at          A.M., Pacific Standard Time, at                     .  In order to ensure that you are seated by the commencement of the special meeting we recommend you arrive early.

Q:          Who pays for the proxy solicitation and how will our board of directors solicit votes?

A.           We will bear the expense of printing and mailing proxy materials.  In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email.  They will not be paid any additional compensation for such solicitation.  We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy material to beneficial owners of the shares.  We may reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Q:          How do I find out the voting results?

A:           Preliminary voting results will be announced at the special meeting, and the final voting results will be provided in a Current Report on Form 8-K and filed with the Commission when available.  The results will also be published in our Annual Report on Form 10-K for the year ended December 31, 2009, which we will file with the Commission.

Q:          Where can I find additional information about the special meeting and the Acquisition?

A:           This proxy statement includes important information about the special meeting and the Acquisition.  Our stockholders should read this information carefully and in its entirety.

Q:          What should I do now?

A:           After carefully reading and considering the information contained in this proxy statement, please fill out and sign the proxy card, and then mail your completed and signed proxy card in the enclosed postage-paid reply envelope as soon as possible so that your shares of common stock may be voted at the special meeting.  Your proxy card will instruct the persons identified as your proxy to vote your shares of common stock at the special meeting as directed by you.  If you hold your shares of common stock through a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when instructing them on how to vote your shares of common stock

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement regarding the Acquisition and the proposals to be considered and voted upon by our stockholders, and may not contain all of the information that is important to you.  We encourage you to carefully read this proxy statement and the documents referred to or incorporated by reference into this proxy statement.  Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.

•	Acquiring Company (Pg. 17):	Primoris Services Corporation, a Delaware corporation, is a holding company of various subsidiaries which form a diversified engineering and construction company.

•	Acquired Company (Pg. 17 and 44):

James Construction Group, L.L.C., a Florida limited liability company, is a general contractor that specializes in highway, industrial and environmental projects in the Gulf Coast region of the United States, primarily in Louisiana, Texas and Florida.

•	Structure of Acquisition (Pg. 29):

We purchased from the Members, and the Members sold to us, 100% of the issued and outstanding limited liability company membership interests of JCG in exchange for consideration consisting of a combination of cash, shares of our Series A Preferred Stock, a Promissory Note and, potentially, shares of our common stock.

•	Creation of Class of Series A Preferred Stock (Pg. 23):	On December 14, 2009, we filed that certain Certificate of Designations with the Delaware Secretary of State, pursuant to which our board of directors designated 95,000 shares of our authorized but unissued blank check preferred stock as “Series A Non-Voting Contingent Convertible Preferred Stock,” par value $0.0001 per share.

The Series A Preferred Stock has no voting rights. Each share of Series A Preferred Stock is convertible into 100 shares of our common stock, but may only be converted upon the approval of such conversion by our stockholders. If, at any time that any shares of Series A Preferred Stock are outstanding, we declare a dividend or distribution of cash, securities, properties or assets, we have agreed to simultaneously declare a dividend or distribution on shares of Series A Preferred Stock as if such shares were converted into shares of common stock on the record date for such dividend or distribution. The Series A Preferred Stock has a liquidation preference of $100 per share.

•	Closing (Pg. 29):

The closing of the Acquisition was subject to various closing conditions, including, among others, the expiration of the waiting period under the HSR Act, receipt of consent from the lenders of JCG’s main credit facility, the exchange of various closing deliverables between the parties and our payment of the initial Acquisition consideration to the Members. All such conditions were met and the Acquisition closed on December 18, 2009. As a result, JCG became our wholly-owned subsidiary.

•	Consideration Paid to Members at	•	$7 million in cash;
Closing (Pg. 29):
		•	81,852.78 shares of our Series A Preferred Stock; and

		•	a Promissory Note in the principal amount of $53.5 million.

•	Earnout Consideration (Pg. 30):

If JCG’s EBITDA, as defined in the Purchase Agreement, for the fiscal year ending December 31, 2010 is equal to or greater than $35 million, we have agreed to pay the Members, as earnout consideration, a number of shares of common stock equal to $10 million, divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31, 2010. We cannot currently determine the number of Earnout Shares, if any, that we may be required to issue at the end of the earnout period because we do not know if JCG will attain the specified EBITDA milestone or, if JCG attains the specified EBITDA milestone, we do not know what the average closing price of our common stock for the 20 business days prior to December 31, 2010 will be.

Under no circumstances, however, can the number of Earnout Shares exceed 19.9% of the number of shares of our common stock outstanding on the closing date of the Acquisition. Prior to the closing of the Acquisition, we had 32,704,903 shares of common stock outstanding. As a result, the maximum number of Earnout Shares that we may be required to issue would be 6,508,276 shares, which, according to the formula above, would reflect a 20-day average closing price of $1.54 per common share. If we were required to issue any Earnout Shares, we would only be required to issue a number of Earnout Shares up to the Share Cap, and then to pay the Members, in cash, the dollar amount equivalent of any Earnout Shares that would exceed the Share Cap.

•	Escrow Shares (Pg. 30):

11,897.18 of the Closing Shares were placed in escrow for a period of three years to provide a source of indemnity for us against specified damages to us, as described in this proxy statement. The Purchase Agreement provides for us and our related parties to have full recourse against the Escrow Shares for losses or damages arising out of inaccuracies in JCG’s or the Members’ representations, JCG’s or the Members’ breach of their pre-closing covenants and certain other matters, once the aggregate amount of damages exceeds a specified dollar amount.

The Escrow Shares may only be released to the Members on two specified dates, provided there are Escrow Shares remaining in escrow:

• within five days after we receive our audited financial statements for the fiscal year ending December 31, 2010, but in no event later than April 15, 2011; and

• on December 18, 2012.

The Purchase Agreement sets forth different formulas for determining the number of Escrow Shares that may be released on each of the foregoing dates.  Both formulas provide for a certain number of Escrow Shares to remain in escrow for any indemnity claims that have not been resolved as of each date.

•	Appointment of New “Class C” Directors (Pg. 22):

We created two new “Class C” directorships with terms expiring at the 2011 annual meeting of stockholders. Immediately following the closing of the Acquisition, Michael D. Killgore, one of the selling Members of JCG and JCG’s chief executive officer prior to the Acquisition, and Robert A. Tinstman, who was formerly the executive chairman of JCG, were appointed to these newly created “Class C” directorships.

•	Stockholder Approval (Pg. 30):

Pursuant to the Certificate of Designations, the Closing Shares may only be converted into shares of common stock upon the approval of such conversion by our stockholders.

Further, pursuant to NASDAQ Listing Rule 5635, stockholder approval is required for the issuance of all shares of common stock potentially issuable in the Acquisition if the total number of shares of common stock potentially issuable in the Acquisition (including shares of common stock potentially issuable as earnout consideration) exceeds 20% of the number of shares of common stock outstanding prior to the closing of the Acquisition.

Prior to the closing of the Acquisition, we had 32,704,903 shares of common stock outstanding. If our stockholders approve the conversion of the Closing Shares, the Closing Shares will automatically convert into an aggregate of 8,185,278 shares of common stock, which would represent an approximately 25% increase in the number of shares of common stock outstanding prior to the Acquisition. As a result, pursuant to NASDAQ Listing Rule 5635, we are required to obtain stockholder approval for the issuance of all shares of common stock potentially issuable in connection with the Acquisition, including both the 8,185,278 shares of common stock potentially issuable upon the conversion of the Closing Shares and the Earnout Shares.

•	Voting Agreement (Pg. 31):

Certain of our stockholders who represent, in the aggregate, in excess of 50% of our issued and outstanding shares of common stock, have entered into a voting agreement to vote their shares of common stock in favor of the conversion of the Closing Shares. We expect that such stockholders will vote in favor of the issuance of 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and the Earnout Shares.

•	Special Meeting of Stockholders	Pursuant to the terms and conditions of the Purchase Agreement, we agreed to call and hold a special meeting of our stockholders for the purpose of approving

(Pg. 30):

the issuance of the shares of our common stock to the Members pursuant to the conversion of the Closing Shares. We also agreed to prepare, file with the Commission and distribute this proxy statement for the purpose of soliciting proxies from our stockholders to vote at the special meeting.

•	Purpose of the Special Meeting (Pg. 30):	You will be voting on two proposals at the special meeting:

		•	to approve of the issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares; and

		•	to approve of the conversion of the Closing Shares into 8,185,278 shares of our common stock.

•	Recommendation of our Board of	The board of directors recommends that you vote:
Directors (Pg. 15):
		•	FOR the issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares; and

		•	FOR the approval of the conversion of the Closing Shares into 8,185,278 shares of our common stock.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement that are not historical facts may constitute “forward-looking statements” that involve risks and uncertainties.  These forward-looking statements address, among other things, the anticipated effects of the Acquisition.  Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors.  These factors include, but are not limited to, the following:

•                  the possibility that the parties may be unable to realize the expected benefits of the Acquisition;

•                  integration of the operations of JCG with ours may be more difficult, time-consuming or costly than expected and may not be as successful as the parties anticipate;

•                  revenues of the combined business following the Acquisition may be lower than expected;

•                  operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) of the combined business may be greater than expected following the Acquisition;

•                  the ability to retain our and JCG’s key employees following the Acquisition;

•                  we and JCG are subject to intense competition;

•                  in the future third parties may assert claims that could materially adversely affect the operating results of the combined company; and

•                  other factors described in this proxy statement under “Risk Factors.” (Page 8)

All forward-looking statements in this proxy statement are qualified in their entirety by this cautionary statement, and no person undertakes any obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

SUMMARY UNAUDITED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical financial data of JCG and summary pro forma condensed combined financial data are being provided to help you in your analysis of the financial aspects of the Acquisition.  You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this proxy statement.  See “Where You Can Find More Information; Incorporation by Reference” on page 66, “Selected Historical Consolidated Financial Information of JCG” on page 33, “Unaudited Pro Forma Condensed Combined Financial Statements” on page 35 and “JCG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 50.

Summary Historical Financial Information of JCG

The following table sets forth certain of JCG’s consolidated financial data as of the nine months ended September 30, 2009 and 2008, and for the years ended December 31, 2008, 2007 and 2006.  The financial information as of and for the years ended December 31, 2008, 2007 and 2006 is derived from JCG’s audited consolidated financial statements, which are included with our Current Report on Form 8-K/A (Amendment No. 1), as filed with the Commission on January 22, 2010, and which are incorporated herein by reference.  The financial information as of and for the nine month periods ended September 30, 2009 and 2008 is derived from JCG’s unaudited consolidated financial statements, which are also included with our Current Report on Form 8-K/A (Amendment No. 1), as filed with the Commission on January 22, 2010, and which are incorporated herein by reference.  These statements, in JCG’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of JCG’s financial position and results of operations for such periods.  Interim results for the nine months ended September 30, 2009 are not necessarily indicative of results for the remainder of the fiscal year or for any future period.  The summary historical financial data below should be read in conjunction with the consolidated financial statements and related notes, incorporated herein by reference as discussed above, and in conjunction with the “JCG Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 50 of this proxy statement.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	Unaudited (in thousands)		(in thousands)	(in thousands)	(in thousands)
Statements of Operations Data:

Revenue	$285,457	$295,249	$410,645	$304,561	$320,099

Gross profit	30,079	33,159	46,499	30,366	28,571

Income before taxes	$20,967	$23,724	$32,846	$18,757	$16,591

	September 30,	December 31,
	2009	2008	2007	2006
	Unaudited (in thousands)	(in thousands)	(in thousands)	(in thousands)
Balance Sheet Data:

Cash and cash equivalents	$62,627	$45,389	$20,191	$22,290

Working capital	26,487	31,215	18,272	21,921

Property and equipment, net	41,407	40,271	33,714	20,798

Total assets	185,171	162,311	126,997	110,295

Long-term debt, net	7,746	10,325	15,438	15,104

Members’ equity	$60,341	$58,308	$36,099	$27,274

Summary Unaudited Pro Forma Condensed Combined Financial Data of Primoris

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the nine months ended September 30, 2009 give pro forma effect to the Acquisition as if it had occurred on January 1, 2008.  The pro forma statements of operations are based on the historical results of our and JCG’s operations for the respective periods.  The unaudited pro forma combined condensed balance sheet as of September 30, 2009 gives pro forma effect to the Acquisition as if it had occurred on that date.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented in “Unaudited Pro Forma Condensed Combined Financial Statements” on page 35 to provide relevant information necessary for an understanding of the combined company in connection with the consummation of the Acquisition.

This summary of pro forma data is being provided for illustrative purposes only.  We and JCG may have performed differently had the Acquisition occurred prior to the periods presented.  In addition, since the unaudited pro forma condensed combined financial statements have been prepared based on fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the information presented.  Certain of these adjustments are based on preliminary estimates and assumptions, which could change during the purchase price measurement period, provided under generally accepted accounting principles (approximately one year), as we finalize the valuations for the net tangible assets and intangible assets.  You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had we and JCG been combined during the periods presented or of the future results of us following the Acquisition.

	Pro Forma Combined
	Nine Months Ended	Year Ended
	September 30, 2009	December 31, 2008
	Unaudited — (in thousands)	Unaudited — (in thousands)
Statements of Operations Data:
Revenue	$652,586	$1,019,717
Gross profit	79,627	110,037
Income before taxes	46,622	60,828
Net income — pro forma	$28,697	$36,619
Earnings per share:
Basic	$0.72	$1.06
Diluted	$0.69	$1.01
Shares used in calculation:
Basic	39,884	34,443
Diluted	41,313	36,341

Pro Forma Combined
September 30, 2009
Unaudited — (in thousands)
Balance Sheet Data:
Cash and cash equivalents	$103,107
Working capital	29,594
Property and equipment, net	92,208
Total assets	496,687
Long-term debt, net	30,224
Long-term purchase note payable	42,800
Stockholders’ equity	$138,430

RISK FACTORS

Before you make your decision regarding how to vote on the proposals set forth in this proxy statement, you should carefully consider each of the following risk factors and all of the other information contained in this proxy statement.  The risk factors described below relate primarily to the Acquisition, the consideration paid or to be paid to the Members and the business of the combined company.  We and JCG are also subject to certain additional risks and uncertainties inherent to the construction industry.  A description of these construction industry-specific risk factors is contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, which we filed with the Commission on March 24, 2009, and in our subsequently filed quarterly reports on Form 10-Q, which are incorporated herein by reference.   The risk factors described below are not the only risks that we will face following the Acquisition.  Additional risks and uncertainties not currently known to us may also materially and adversely affect our business operations and financial condition or the price of our common stock.

Risks Relating to the Acquisition

Cash expenditures and potential capital expenditures associated with the Acquisition may create significant liquidity and cash flow risks for us, and we may incur substantial debt in order to satisfy our obligations.

Our principal sources of liquidity are our cash and cash equivalents and our credit facilities.  We currently have a revolving line of credit in the total aggregate amount of $35 million, comprised of two revolving loans in the amounts of $15 million and $20 million, with maturity dates of October 27, 2010 and October 28, 2012, respectively, and a $10 million (Canadian dollars) facility for commercial letters of credit in Canada with an expiration date of December 31, 2012.  At September 30, 2009, we had no amounts outstanding on the revolving line of credit and we had outstanding $700,000 (Canadian dollars) in letters of credit.  At September 30, 2009, our adjusted cash and cash equivalent balance totaled $80.3 million.  The cash expenditures required in connection with the Acquisition were substantial.  On the closing date, we paid certain of the Members a cash payment of $7 million and issued a Promissory Note in favor of all of the Members in the principal amount of $53.5 million.  In addition, we also incurred significant transaction expenses in connection with the Acquisition.

The line of credit facilities contain various restrictive covenants, including, among other things, restrictions on investments, capital expenditures, minimum working capital and tangible net worth requirements.  Violation of those covenants would place us in default, so we must manage our financial condition carefully.  Although in recent years we have generated sufficient net cash from our operations to meet our capital requirements, we will be substantially larger with greater operating cash needs as a result of the Acquisition.  If actual results fail to meet our expectations regarding the revenues and expenses of the acquired business, our historical cash flows may not be sufficient to meet our capital requirements.  If additional funding is required for operations, to cure loan defaults or for other purposes, we may attempt to seek funds from time to time through public or private equity or debt financing, although additional funds may not be available on terms acceptable to us or at all.  We may also decide to raise additional capital at such times and upon such terms as management considers favorable and in our interests.  Under the terms of the Purchase Agreement, however, until such time as the Closing Shares have been converted into shares of common stock, we have agreed not to issue any shares of our common stock, preferred stock or other securities convertible into shares of common stock or preferred stock except:

•                  to the Members;

•                  pursuant to transfers of shares of common stock issued and outstanding as of November 18, 2009; and

•                  pursuant to existing common stock purchase warrants and stock options.

The failure of our stockholders to approve the conversion of the Closing Shares could adversely affect our ability to raise additional capital, if needed, which, in turn, could have a material adverse effect on our operations and financial condition.

If our stockholders approve the conversion of the Closing Shares and the issuance of the shares of common stock issuable upon the conversion of the Closing Shares, our stockholders will be diluted.  In addition, if our stockholders approve the issuance of the Earnout Shares, and we are ultimately required to issue such shares, our stockholders will experience further dilution.

Prior to the closing of the Acquisition, we had 32,704,903 shares of common stock outstanding.  If our stockholders approve the conversion of the Closing Shares, the Closing Shares will automatically convert into 8,185,278 shares of common stock, which would represent an increase of approximately 25% in the number of shares of common stock outstanding prior to the Acquisition and result in a dilution of the existing ownership interests of our common stockholders.

In addition, if JCG’s EBITDA, as defined in the Purchase Agreement, for the fiscal year ending December 31, 2010 is equal to or greater than $35 million, we have agreed to pay the Members, as earnout consideration, a number of shares of common stock equal to $10 million, divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31, 2010.  Although we cannot currently determine the number of Earnout Shares, if any, that we may be required to issue at the end of the earnout period, the issuance of any Earnout Shares would result in further dilution of the existing ownership interests of our common stockholders.  By way of illustration, if we were required to issue the maximum number of Earnout Shares, we would be required to issue an additional 6,508,276 shares of common stock, which would represent a 19.9% increase in the number of shares of common stock outstanding prior to the Acquisition and, according to the formula above, would reflect a 20-day average closing price of $1.54 per common share.

If our stockholders approve both proposals set forth in this proxy statement and the maximum number of Earnout Shares become issuable, the total number of shares of common stock issued in connection with the Acquisition would represent an approximately 45% increase in the number of shares of common stock outstanding prior to the Acquisition, resulting in substantial dilution of the existing ownership interests of our common stockholders.

The actual value of the consideration potentially payable to the Members pursuant to the Purchase Agreement may exceed the nominal value specified in the Purchase Agreement.

Under the Purchase Agreement, as part of the consideration for the Acquisition, we agreed to issue additional contingent shares, or Earnout Shares, for a value of $10 million should certain financial milestones be achieved.  The Purchase Agreement provides that the value of the Earnout Shares would be based on the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31, 2010.  Because we will calculate an average share price, rather than establish the value as of the closing share price on December 31, 2010, there may be a difference to the value between the two amounts.  This could result in providing a value for the Acquisition consideration greater than the indicated value of $10 million.

As shares of our common stock issued in connection with the Acquisition become eligible for public resale, the sale of those shares could adversely impact our stock price.

Subject to certain specified exceptions and limitations, we granted the Members “piggyback” registration rights, pursuant to which we have agreed to use our reasonable best efforts to include the shares of common stock issuable upon the conversion of the Closing Shares and the Earnout Shares in any registration statement (other than pursuant to a registration statement on Forms S-4 or S-8 or any successor or similar forms, or a registration on any form that does not permit secondary sales) that we file after the closing date.  If we file a registration statement including such shares and the registration statement is declared effective, a substantial number of shares of our common stock would become eligible for public resale.  Even if we did not file a registration statement, certain of such shares may become eligible for public resale at the end of the applicable holding period under Rule 144 of the Securities Act.  Our stock price may suffer a significant decline as a result of the sudden increase in the number of shares of common stock sold in the public market or market perception that the increased number of shares of common stock available for sale will exceed the demand for our common stock.

Our integration with JCG may not be completed successfully, cost-effectively or on a timely basis.

We have significantly more assets and employees to manage than we did prior to the Acquisition.  The integration process will require us to significantly expand the scope of our operations and financial systems.  Our management will be required to devote a significant amount of time and attention to the process of integrating us with JCG.  There is a significant degree of difficulty and management involvement inherent in that process.  These difficulties include, among others:

•                  the diversion of management’s attention from the day-to-day operations of the combined company;

•                  the management of a significantly larger company than before completion of the Acquisition;

•                  the assimilation of JCG employees and the integration of two business cultures;

•                  retaining key personnel;

•                  the integration of information, accounting, finance, sales, billing, payroll and regulatory compliance systems;

•                  challenges in keeping existing customers and obtaining new customers; and

•                  challenges in combining service offerings and sales and marketing activities.

There can be no assurance that we will successfully or cost-effectively integrate JCG’s operations with our own and the costs of achieving systems integration may substantially exceed our current estimates.  For example, because JCG was formerly a privately-held company, JCG has not had to comply with the requirements of the Sarbanes-Oxley Act of 2002 for internal controls and other procedures.  Bringing its systems into compliance with those requirements may cause us to incur substantial additional expense.  In addition, the integration process may cause an interruption of or loss of momentum in the activities of our business after the Acquisition.  If our management is not able to effectively manage the integration process or if any significant business activities are interrupted as a result of the integration process, our business could suffer and our results of operations and financial condition may be negatively affected.

We may not be able to realize the benefits we expect to achieve from the Acquisition.

Strategic transactions like the Acquisition create numerous uncertainties and risks.  The combined company may not be able to realize the expected revenue growth and other benefits that we seek to achieve from the Acquisition.  We believe that our businesses are complementary in a number of respects and that the combined company can take advantage of economies of scale and other benefits in the following areas, among others:

•                  market expansion;

•                  increased sales to existing customers;

•                  service and technology synergies;

•                  operational synergies;

•                  materials and suppliers;

•                  geographic synergies; and

•                  cultural synergies.

However, these anticipated benefits are based on projections and assumptions, not actual experience, and actual results may deviate from our expectations for a variety of reasons, including those discussed in these risk factors and elsewhere in this proxy statement.

The addition of two new directors to our board of directors may have an anti-takeover effect.

Pursuant to the Purchase Agreement, we created two new “Class C” directorships with terms expiring at the 2011 annual meeting of our stockholders.  The size of our board of directors increased from eight to ten members.  The increase in size of our board of directors could, under certain circumstances, have an anti-takeover effect.  The expansion of the board of directors may discourage a potential acquirer from seeking to acquire shares of our common stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of us, or make such process more difficult.

If our stockholders approve of the conversion of the Closing Shares, we will no longer be deemed to be a “controlled company” pursuant to the NASDAQ listing requirements and will no longer be exempt from certain corporate governance requirements.

Currently, Brian Pratt, our chief executive officer, president and chairman, holds in excess of 50% of our voting power for the election of directors.  As a result, we are currently considered a “controlled company” pursuant to NASDAQ Listing Rule 5615(c).  A controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company.  As a controlled company, we are currently exempt from certain NASDAQ corporate governance requirements, including:

•                  NASDAQ Listing Rule 5605(b), which requires that a majority of our board of directors be comprised of independent directors;

•                  NASDAQ Listing Rule 5605(d), which requires that compensation of our chief executive officer and all other executive officers must be determined or recommended to the board of directors for determination by (a) independent directors constituting a majority of the board of directors’ independent directors in a vote in which only independent directors participate or (b) a compensation committee comprised solely of independent directors; and

•                  NASDAQ Listing Rule 5605(e), which requires that director nominees must either be selected or recommended for the board of directors’ selection by (a) independent directors constituting a majority of the board of directors’ independent directors in a vote in which only independent directors participate or (b) a nominations committee comprised solely of independent directors.

Currently, we voluntarily comply with NASDAQ Listing Rule 5605(b) because our board of directors is comprised of a majority of independent directors.  However, in reliance on the controlled company exemption, we do not currently comply with NASDAQ Listing Rules 5605(d) and (e). If our stockholders approve the conversion of the Closing Shares, Mr. Pratt will no longer beneficially hold greater than 50% of our voting power for the election of directors and we will no longer be considered a controlled company.  As a result, we will be required to comply with NASDAQ Listing Rules 5605(d) and (e).

Risks Relating to the Combined Company

Uncertainties associated with the Acquisition or the combined company may cause delays in customer orders or even loss of customers, which could offset any benefits we may realize from the diversification of our customer base.

In response to the closing of the Acquisition, or due to the diversion of management’s attention, current and potential customers may delay or defer decisions concerning their use of our services.  In particular, prospective customers could be reluctant to purchase the combined company’s services due to uncertainty about the direction of the combined company.  To the extent that the Acquisition creates uncertainty among those persons and organizations contemplating purchases such that one large customer, or a significant group of smaller customers, delays, defers or changes purchases in connection with the Acquisition, our results of operations would be adversely affected.

There is no assurance that we will be able to continue or expand upon JCG’s past success in securing bids for new contracts.

JCG has maintained successful relationships with a wide range of customers.  There is no assurance that we will be able to replicate or improve upon JCG’s success in bidding on and securing projects for these and other customers following the Acquisition.  If we are unsuccessful at maintaining JCG’s relationships, we may not be able to achieve internal growth, expand our operations or grow our business and the failure to do so could have an adverse effect on the combined company’s financial condition, results of operations and cash flows.

A decrease in government funding of infrastructure and other public projects could reduce the revenues of the combined company.

Civil construction markets are dependent on the amount of infrastructure work funded by various governmental agencies which, in turn, depends on the condition of the existing infrastructure, the need for new or expanded infrastructure and federal, state or local government spending levels.  A slowdown in economic activity in any of the markets that the combined company will serve may result in less spending on public works projects.  In addition, a decrease or delay in government funding of infrastructure projects or delays in the implementation of voter-approved bond measures could decrease the number of civil construction projects available and limit our ability to obtain new contracts, which could reduce revenues within the combined company’s civil construction segments.

Risks Relating to the Construction Industry

We and JCG are also subject to certain additional risks and uncertainties inherent to the construction industry.  A description of these construction industry-specific risks is contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, which we filed with the Commission on March 24, 2009, and in our subsequently filed quarterly reports on Form 10-Q, which are incorporated herein by reference.   You should carefully read and review these risk factors before you make your decision regarding how to vote on the proposals set forth in this proxy statement.

SPECIAL MEETING OF PRIMORIS STOCKHOLDERS

Date, Time and Place of Special Meeting

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of our board of directors for use at a special meeting of our stockholders to be held on                     , 2010, at        A.M., Pacific Standard Time at              , or at any adjournments or postponements thereof.  If you need directions to the location of the special meeting in order to attend the meeting and vote in person, please contact us at (949) 598-9242.

Purpose of Special Meeting

The special meeting is being held to request that stockholders consider and vote upon two proposals:

•                  approval of the issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares; and

•                  approval of the conversion of the Closing Shares into 8,185,278 shares of common stock.

We do not expect a vote to be taken on any other matters at the special meeting.  If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date; Voting Information

The record date for the special meeting is                    , 2010.  If you were a common stockholder of record at the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting and any adjournments thereof.  At the close of business on the record date,                       shares of our common stock were outstanding and entitled to vote.  Stockholders are entitled to one vote on each matter submitted to the stockholders for each share of our common stock held as of the record date.  The shares of Series A Preferred Stock issued to the Members in connection with the Acquisition do not have voting rights and therefore the holders of the Series A Preferred Stock are not entitled to vote at the special meeting.

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter.  The presence at the meeting, in person or when authorized, by means of remote communication or represented by proxy, of the holders a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting.  As noted above, on the record date, there were                      shares of our common stock issued and outstanding.  As a result, the presence in person or by proxy of                     shares of our common stock will constitute a quorum for the transaction of business at the special meeting.

Required Votes

The proposal to approve of the issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares, must be approved by the affirmative vote of the majority of the shares present in person or represented by proxy and voting on the proposal.

The proposal to approve of the conversion of the Closing Shares into 8,185,278 shares of common stock must be approved by the affirmative vote of the majority of the shares present in person or represented by proxy and voting on the proposal.

Abstentions and Broker Non-Votes

Brokers, banks or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner of the shares prior to the special meeting.  A “broker non-vote” occurs when a broker, bank or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares.  Broker non-votes will be counted for purposes of calculating whether a quorum is present at the special meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal.  Thus, a broker non-vote will make a quorum more readily obtainable, but will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote.  With respect to a proposal that requires the approval of a majority of the outstanding shares, a broker non-vote has the same effect as a vote AGAINST the proposal.  However, no such proposals are being voted on at the special meeting.  Abstentions will be considered present at the special meeting for the purpose of determining a quorum and will count as votes cast on the proposals.  An abstention on either proposal will have the same effect as a vote AGAINST the proposal.

Adjournment or Postponement

If a quorum is not present or represented at the special meeting, then either the chairperson of the special meeting or the stockholders holding a majority of the shares represented at the special meeting in person or by proxy have the power to cause the meeting to be adjourned, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented by proxy.  At an adjourned meeting at which a quorum is present or represented by proxy, any business may be transacted which might have been transacted at the original special meeting.  If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Recommendation of Primoris’ Board of Directors

Our board of directors unanimously recommends that you vote:

•                  FOR the approval of the issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares; and

•                  FOR the approval of the conversion of the Closing Shares into 8,185,278 shares of common stock.

Solicitation and Voting Procedures

You may vote by mail or by attending the special meeting in person and voting by ballot.  If you choose to vote by mail, simply mark your proxy card, date and sign it and return it to our transfer agent, Continental Stock Transfer & Trust Company, in the postage-paid envelope provided.

Submitting your completed proxy card will not limit your right to vote at the special meeting if you attend the special meeting and vote in person.  However, if your shares of common stock are held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.  You should allow yourself enough time prior to the special meeting to obtain this proxy from the holder of record.

The shares of common stock represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the special meeting.  If you sign and return your proxy card but do not give voting instructions, the shares of common stock represented by that proxy card will be voted as recommended by the board of directors.

We will pay the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement.  Proxies are being solicited primarily by mail, but the solicitation by mail may be followed-up by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation for such proxy solicitation activity.  We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders.

Revocability of Proxies

You can revoke your proxy at any time before the voting at the special meeting by delivering written notice of revocation of the proxy to our secretary prior to the special meeting, by executing and delivering a later dated proxy card to our secretary, or attending and voting by ballot in person at the special meeting.  Attendance at the special meeting will not itself revoke an earlier submitted proxy.  If you are a beneficial owner of shares of common stock, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy as described above in “How do I vote?” on page vi. All shares of common stock that have been properly voted and not revoked will be voted at the special meeting.  You should direct any written notices of revocation and related correspondence to Primoris Services Corporation, 26000 Commercentre Drive, Lake Forest, California 92630, Attention: Secretary.

Additional Information

This proxy statement incorporates important business and financial information about us from other documents.  These documents have been furnished to you with this proxy statement.  For a listing of the documents incorporated by reference into and accompanying this proxy statement, see “Where You Can Find More Information; Incorporation by Reference” on page 66 of this proxy statement.  Copies of these documents may be obtained by any stockholder, without charge, within one business day of your written or oral request.  Requests can be made by telephone at (949) 598-9242 or in writing at the following address: Primoris Services Corporation, 26000 Commercentre Drive, Lake Forest, California 92630, Attention: Investor Relations.

Important Notice Regarding the Availability of Proxy Materials

This proxy statement and the proxy card and are available on our website under the Investor Relations tab.  The web site address is www.primoriscorp.com.

THE ACQUISITION

At the special meeting, our stockholders will be asked to consider and vote upon two proposals: (i) to approve of the issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares; and (ii) to approve of the conversion of the Closing Shares into 8,185,278 shares of common stock.  Set forth below in this section, and in the section entitled “The Purchase Agreement” beginning on page 29, is a discussion of the Acquisition, including a description of the terms and conditions of the Purchase Agreement.  You should review these sections carefully in connection with your consideration of the proposals.

The Parties to the Acquisition

Primoris Services Corporation

26000 Commercentre Drive

Lake Forest, California 92630

Telephone: (949) 598-9242

Primoris Services Corporation, a Delaware corporation formed in October 2006, is a holding company of various subsidiaries which form a diversified engineering and construction company providing a wide range of construction, fabrication, maintenance, replacement and engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.  Since 1946, our primary subsidiary, ARB, Inc., (“ARB”), and its predecessor, has been engaged in the construction industry.  We install, replace, repair and rehabilitate natural gas, refined product, water and wastewater pipeline systems, and also constructs mechanical facilities, and other structures, including power plants, petrochemical facilities, refineries and parking structures.  In addition, we provide maintenance services, including inspection, overhaul and emergency repair services, for cogeneration plants, refineries and similar mechanical facilities.  ARB is engaged primarily in the infrastructure, underground pipeline, directional drilling, and other structure construction and maintenance services.  Through our subsidiary, Onquest, Inc., we provide engineering design services for fired heaters and furnaces primarily used in refinery applications.  Through our subsidiary, Cardinal Contractors, Inc., we construct water and wastewater facilities in the southeast United States.  A substantial portion of our activities are performed in the western United States, primarily in California.  In addition, we have strategic presences in Florida, Texas, Latin America and Canada.

James Construction Group, L.L.C.

11200 Industriplex Boulevard, Suite 150

Baton Rouge, Louisiana 70809

Telephone: (225) 295-4830

JCG is one of the largest general contractors based in the Gulf Coast states, and is engaged in highway, industrial and environmental construction, primarily in Louisiana, Texas and Florida.  James is the successor company to T.L. James and Company, Inc., a well-known Louisiana company that has been in business for over 80 years.  JCG serves private and local, state and federal government clients and has three primary operating divisions: heavy civil; infrastructure and maintenance; and industrial.  The heavy civil division provides services in heavy civil construction projects, including highway and bridge construction, concrete paving, levee construction, airport runway and taxiway construction and marine facility construction.  The infrastructure and maintenance division provides services including large earthwork and site development, landfill construction, site remediation and mining support services.  The industrial division, with a client base comprised primarily of private industrial companies, provides services including all phases of civil and structural construction, mechanical equipment erection, process pipe installation and boiler, furnace and heater installation and repair.  JCG is headquartered in Baton Rogue, Louisiana and has local offices in Louisiana, Florida and Texas.

Background of the Acquisition

The terms of the Purchase Agreement and related documents were the result of arm’s-length negotiations between our representatives and those of JCG.  The following is a brief discussion of the background of these negotiations and the Acquisition.

On June 12, 2009, representatives of Houlihan Lokey Howard and Zukin Capital, Inc. (“Houlihan Lokey”), an investment banking firm that had previously been engaged by JCG, arranged an introductory telephone call between John P. Schauerman, our executive vice president of corporate development and a member of our board of directors, and Michael D. Killgore, then a Member and chief executive officer of JCG.  After a brief discussion, Mr. Schauerman and Mr. Killgore agreed to meet in person later in the month. On June 29, 2009, Mr. Schauerman and Mr. Killgore met in Houston, Texas and had a general discussion about the two companies, each company’s history, markets, opportunities and goals.  They also exchanged financial and operational information about the two companies.  Mr. Killgore and Mr. Schauerman decided that there was a potential opportunity that could benefit both parties and agreed that the next step would be a visit to JCG by our executives.  On July 27, 2009, we and JCG entered into a confidentiality agreement.

During the period from August 3, 2009 to August 5, 2009, Brian Pratt, our president, chief executive officer and chairman of our board of directors, Peter J. Moerbeek, our executive vice president, chief financial officer and a member of our board of directors and Mr. Schauerman met with Dominic A. Iafrate and Angelo E. Iafrate, Members and the holders of the greatest percentage of JCG’s LLC Interests, Robert A. Tinstman, who was formerly the executive chairman of JCG, Mr. Killgore, Donald B. Bonaventure, JCG’s chief financial officer and Danny L. Hester, JCG’s chief operating officer, at JCG’s corporate headquarters in Baton Rouge, Louisiana.  JCG’s  representatives provided us with a presentation regarding JCG’s corporate structure, operations and management team.   The parties engaged in discussions regarding corporate culture, opportunities and prospects, visited job sites and discussed JCG’s historical financial performance.

During the period from August 18, 2009 to August 20, 2009, Mr. Dominic Iafrate, Mr. Angelo Iafrate and Mr. Tinstman met with members of our senior management team at our headquarters in Lake Forest, California.  We discussed our business, history, culture and operations and visited job sites. The parties also discussed potential valuation parameters and structure alternatives for a potential business combination.  The parties agreed that we would develop a term sheet outlining key terms of a possible transaction.  During the period from August 21, 2009 through September 1, 2009, Mr. Schauerman led our internal efforts to develop the key elements for a potential transaction.

On September 1, 2009, as part of a meeting of our board of directors, Mr. Pratt, Mr. Moerbeek and Mr. Schauerman discussed JCG and a potential acquisition with our board for the first time.  Among other things, the board was provided with information concerning JCG’s business, ownership, management team and personnel, operations, financial statements and backlog.  The board discussed a range of potential valuations.

On September 2, 2009, Mr. Schauerman sent Mr. Killgore and Houlihan Lokey an outline of terms for a potential acquisition of JCG by us.  During the period from September 2, 2009 to September 18, 2009, we and JCG negotiated the basic terms of the proposed acquisition.  On September 18, 2009, we and JCG signed a non-binding letter of intent outlining the basic terms and structure of the proposed acquisition of JCG by us.

During the period from September 21, 2009 to September 30, 2009, we developed a due diligence plan for a proposed acquisition of JCG.

On October 1, 2009, we held a board meeting at which we discussed the terms of the proposed acquisition, the financial results for JCG for the years 2006-2008 and six months ending June 30, 2009 and the due diligence plan.  The board discussions included JCG’s operations and backlog, the proposed timeline for closing the transaction, the various associated transaction costs, including legal and accounting fees and the cost of obtaining a fairness opinion with respect to the acquisition.  The board also discussed certain terms of the proposed acquisition, including piggyback registration rights and the addition of new directors.  At the meeting, the board authorized the retention of an investment banker for the purpose of rendering a fairness opinion and implementation of the due diligence plan in order to pursue the proposed acquisition.  In addition, our Audit Committee authorized the retention of our independent auditors, Moss Adams, LLP, to assist us in the performance of our due diligence procedures.

During the period from October 1, 2009 through November 18, 2009, the parties exchanged multiple drafts of the Purchase Agreement and other transaction documentation, conducted various due diligence reviews and negotiated the final terms and conditions of the transaction.

On October 28, 2009 and again on October 31, 2009,  Mr. Moerbeek provided the board with written updates on the status of the proposed acquisition and the progress of the due diligence efforts.  On November 3, 2009 and again on November 11, 2009, we held telephonic board meetings at which the board discussed, among other subjects, the proposed structure of the transaction and various terms and conditions.

On November 13, 2009, Mr. Moerbeek provided the board with various due diligence items, including pro forma financial information and internal financial forecasts for the combined companies and drafts of the various transaction documents, including the Purchase Agreement, Promissory Note, Certificate of Designations and Voting Agreement.

On November 18, 2009, KeyBanc Capital Markets Inc. (“KeyBanc”) issued a fairness opinion with respect to the consideration to be paid by us to the Members of JCG pursuant to the Purchase Agreement.  KeyBanc provides corporate and investment banking products and services.  We approached KeyBanc based on KeyBanc’s presence and experience with respect to mergers and acquisitions in construction, engineering and infrastructure industries.  Prior to our engagement of KeyBanc for purposes of preparing the fairness opinion, no material relationship existed between KeyBanc and either of us or JCG, nor was such a relationship contemplated as of the date of the issuance of the fairness opinion.  The consideration specified in the Purchase Agreement was negotiated and agreed upon by us and JCG, and KeyBanc did not recommend the amount of consideration to be paid.  In the course of preparing its fairness opinion, KeyBanc reviewed drafts of the Purchase Agreement, the Certificate of Designations, certain other internal information, primarily financial in nature, concerning the business and operations of JCG furnished to KeyBanc by JCG, certain financial projections for JCG supplied by JCG, certain publicly available information and the financial statements of both us and JCG.  KeyBanc also interviewed certain of our and of JCG’s officers and employees regarding financial and operating performance.

In order to reach a conclusion regarding the fairness, from a financial point of view, of the consideration to be paid by us in connection with the Acquisition, KeyBanc analyzed the historical and projected financial results of JCG and established a fair value range by applying a variety of commonly accepted valuation techniques, including:

•                  comparable public company analysis, in which KeyBanc reviewed certain financial data and trading prices for public companies comparable to JCG;

•                  precedent mergers and acquisitions transaction analysis, in which KeyBanc reviewed certain financial data and the purchase prices paid in other comparable merger and acquisition transactions for which relevant information was available; and

•                  discounted cash flow analysis, in which KeyBanc analyzed the present value of JCG’s future cash flows and an estimated terminal value discounted to the present using a calculated discount rate.

Based on the results of these valuation techniques, KeyBanc determined that the consideration to be paid by us pursuant to the Purchase Agreement was fair, from a financial point of view, to us.  KeyBanc presented its opinion to the board of directors on November 18, 2009.  The opinion will be made available for inspection and copying at our headquarters during regular business hours by any interested equity security holder who has been so designated in writing.

On November 18, 2009, we held a board meeting to discuss approval of the proposed acquisition. After KeyBanc’s fairness presentation and discussion and deliberation on the proposed acquisition, our board of directors unanimously approved the Acquisition and authorized our officers to enter into the Purchase Agreement.  On November 18, 2009, we, JCG, the Members and Mr. Killgore, as representative of the Members executed the Purchase Agreement.

On November 19, 2009, we issued a press release announcing the execution of the Purchase Agreement in connection with the Acquisition.

From November 18, 2009 until December 18, 2009, we and JCG exchanged various deliverables, disclosure schedules and other items required for closing.  On December 1, 2009, we received notification of early termination of the waiting period under the HSR Act from the Federal Trade Commission.

On December 18, 2009, the parties entered into a First Amendment to Membership Interest Purchase Agreement (the “First Amendment”).  Pursuant to the First Amendment, the parties agreed to certain amendments regarding the payment of the cash distribution by JCG to the Members prior to the closing date, the powers, duties and obligations of the Representative and certain items of JCG’s disclosure schedule.

On December 18, 2009, the parties closed on the Purchase Agreement.  As a result, JCG became our wholly-owned subsidiary.  On December 21, 2009, we issued a press release announcing the closing of the Acquisition.

On January 14, 2010, the parties entered into a Second Amendment (the “Second Amendment”) to the Purchase Agreement to clarify that under no circumstances can the number of Earnout Shares, as defined in the Purchase Agreement, exceed 19.9% of the number of shares of our common stock outstanding on the closing date of the Acquisition.

Factors Considered by our Board of Directors in Approving the Acquisition

We believe the Acquisition presents opportunities to grow our business and address substantially larger markets, while taking advantage of a number of operational and development benefits.

Geographic Expansion

JCG has a substantial presence throughout the Gulf Region of the southern United States, particularly in Louisiana, Texas and Florida.  A substantial portion of our current activities are performed in the western United States, primarily in California.  We have strategic positions in Texas and Florida, and through our subsidiary Cardinal Contractors, Inc., we construct water and wastewater facilities in the southeast United States.  The Acquisition presents us with the opportunity to expand our geographic footprint and strengthen our already existing service capabilities in the Gulf Region.  We believe that acquiring JCG matches with our strategic growth objectives and will provide us with the resources and geographic presence necessary to further expand our services in the Gulf Region.

Addition of Heavy Civil Construction Capabilities

One of JCG’s primary operating divisions, and the division that generates the majority of JCG’s revenue, is its heavy civil construction division.  The heavy civil division provides services in heavy civil construction projects, including highway and bridge construction, concrete paving, levee construction, airport runway and taxiway construction and marine facility construction.  Currently, our portfolio of services does not include heavy civil construction services of the type or kind, or on the scale, as performed by JCG’s heavy civil division.  As a result, the Acquisition presents us with the opportunity to expand, diversify and strengthen our service capabilities.  As part of our strategic growth strategy, we are continually searching for opportunities to diversify our service portfolio.  We believe that the addition of JCG’s heavy civil division, which has a demonstrated track record of success in the Gulf Region, matches with our objectives in this respect.

Opportunity to Extend our Infrastructure Operations

Another of JCG’s primary operating divisions is its infrastructure and maintenance division.  The infrastructure and maintenance division provides services including large earthwork and site development, landfill construction, site remediation and mining support services, primarily in Louisiana.  Currently, we provide infrastructure construction services in Texas and Florida through our primary subsidiary, ARB.  Further, in October 2009, we formed Cravens Partners, LLC (“Cravens”) and purchased the assets of Cravens Services, Inc., a Texas-based provider of civil and utility infrastructure construction services.  Cravens’ services include excavation, underground utilities, drainage channels, facility upgrades, detention ponds and telecommunications infrastructure projects.  We believe that JCG’s service capabilities are complementary to our service capabilities.  In addition, we believe that there are growth opportunities in Louisiana, where JCG’s infrastructure and maintenance division is particularly strong.  As a result, the Acquisition presents us with the opportunity to grow and expand our infrastructure operations into other areas of the Gulf Region, primarily Louisiana.

Increased Capabilities for Existing Customers in the Gulf Region

We believe that the Acquisition will allow us to offer a broader mix of services to our existing customers in the Gulf Region.  As noted above, we believe that JCG’s infrastructure and maintenance division will complement the infrastructure construction services we currently provide.  In addition, to the extent that our existing Gulf Region customers require heavy civil or industrial services, the Acquisition will allow us to bid for and complete such projects.

Equipment Synergies

Construction projects of the type, kind and nature performed by us and JCG are equipment intensive and require a large and varied fleet of construction equipment.  JCG owns or leases a variety of equipment, including types and kinds of equipment that we did not own prior to the Acquisition, but are complementary to our current fleet.  As a result, the Acquisition presents us with the opportunity to expand our equipment capabilities, which, in turn, offers us the opportunity to further increase our service capabilities for our key customers.

Advantages of Scale

Currently, we share several equipment and materials suppliers with JCG.  If, following the Acquisition, we come to share additional suppliers, we may increase our combined purchasing leverage.  As a result, we believe that we may be able to lower our equipment and materials costs, thereby reducing our overall cost structure and achieving certain benefits of scale.

Addition of Significant Amount of Backlog

As of September 30, 2009, JCG had a backlog of approximately $571.6 million.  The Acquisition allowed us to add a significant amount of backlog and, potentially, future revenue to our own.

Skill, Experience and Expertise of Senior Management Team and Workforce

JCG’s management team has extensive experience in the engineering and construction businesses and possesses a great degree of skill and expertise in managing and successfully completing projects that are technically complex and large in scale.  Further, JCG’s workforce, comprised of many highly skilled professionals, craftsmen and laborers, has a demonstrated ability to safely carry out project specifications in a timely and efficient manner.  The Acquisition presents us with the opportunity to draw upon the skill, experience and expertise of JCG’s senior management team and workforce in completing new and more complex projects.  We believe that JCG’s senior management team is capable of building upon JCG’s successes and continuing to lead JCG in a positive direction.

Cultural Similarities

We believe that we and JCG share common corporate cultures and values that are driven by strong technical prowess and a firm belief in timely, efficient execution.  These cultural traits have resulted in both our and JCG’s developing successful track records of delivering quality services to our respective customers.  We believe that these cultural similarities may yield additional benefits after the Acquisition.

Potentially Negative Factors

There are, however, a number of factors that could negatively affect whether we receive the benefits we expect from the Acquisition, including, but not limited to:

•                  the significant liquidity and cash flow risks we might face as a result of the cash expenditures and capital commitments associated with the Acquisition;

•                  the possibility that, as shares of our common stock issued in the Acquisition become eligible for public resale, the sale of those shares in the public market could adversely impact our stock price;

•                  the possibility that we may not be able to integrate JCG as quickly or as cost-effectively as we had expected, or that we might be unsuccessful in integrating the two companies altogether;

•                  the possibility that management’s attention will be diverted from the day-to-day operations of the combined company during the integration of the two companies;

•                  the challenges inherent in assimilating two business cultures;

•                  the challenges involved in retaining key personnel, particularly in light of uncertainty regarding the Acquisition;

•                  the difficulties in keeping existing customers and obtaining new customers that sometimes arise in light of uncertainty regarding the Acquisition;

•                  the challenges involved in combining services and sales and marketing activities; and

•                  the possibility that we may be unsuccessful in expanding into the markets currently served by JCG and in addressing the new opportunities we expect to arise out of the combination.

After careful consideration of both the positive and negative factors, our board of directors determined that the Acquisition was in the best interests of the Company and the stockholders.

Changes to Our Board of Directors as a Result of the Acquisition

Pursuant to the Purchase Agreement, we created two new “Class C” directorships with terms expiring at the 2011 annual meeting of stockholders.  Immediately following the closing of the Acquisition, our board of directors appointed Michael D. Killgore, one of the selling Members of JCG and JCG’s chief executive officer prior to the Acquisition, and Robert A. Tinstman, who was formerly the executive chairman of JCG, to these newly created “Class C” directorships.  As of the date of this proxy statement, it is not known whether Mr. Killgore or Mr. Tinstman will be named to any committees of the board of directors or, if they are to be named to a committee, which committee they will be named to.

The following sets forth certain biographical information with respect to Mr. Killgore and Mr. Tinstman:

Michael D. Killgore, age 53, has served as chief executive officer of JCG since 2007.  From 2003 to 2006, Mr. Killgore served as president of JCG’s industrial division.  From 1998 to 2002, Mr. Killgore served as the president of James Industrial Contractors, LLC.  From 1992 to 1998, Mr. Killgore served first as executive vice president and then as president and chief executive officer of T.L. James Industrial Constructors, Inc.  From 1977 to 1998, Mr. Killgore worked for prior iterations of T.L. James Industrial Constructors, Inc. as an engineer.  Mr. Killgore earned a degree in civil engineering from Louisiana Tech University and is a registered professional civil and environmental engineer in the State of Louisiana.

In connection with the Acquisition, Mr. Killgore entered into an employment agreement with JCG, pursuant to which he will serve as president of JCG for an initial term of five years.  As a result, our board of directors has determined that Mr. Killgore will not be an independent director pursuant to applicable NASDAQ rules and regulations.

Robert A. Tinstman, age 62, is the president of Tinstman and Associates, LLC, a construction consulting firm.  From 2003 to 2007, Mr. Tinstman was the executive chairman of JCG.  From 2004 to 2006, Mr. Tinstman was the chairman and chief executive officer of JCG.  From 2000 to 2001, Mr. Tinstman served as the chairman of contractorhub.com, an e-marketplace for contractors, subcontractors and suppliers.  From 1974 to 1999, Mr. Tinstman was employed by Morrison Knudsen Corporation, a general contractor providing global mining, engineering and construction services.  From 1995 to 1999, Mr. Tinstman served as president, chief executive officer and a director of Morrison Knudsen.  Mr. Tinstman has also served as a director of the Home Federal Bancorp, Inc., since 1999, a director of CNA Surety Corporation, since 2004 and a director of both IDACORP and Idaho Power Company (a subsidiary of IDACORP) since 1999.  Mr. Tinstman graduated from the University of Wisconsin, Platteville in 1968 with a B.S. in mining engineering and is a registered professional engineer in the State of Idaho.

Mr. Tinstman will not be an employee of Primoris.  Further, our board of directors has determined that Mr. Tinstman will join the board of directors as an independent director pursuant to applicable NASDAQ rules and regulations.  As a non-employee director, Mr. Tinstman will be eligible to participate in and receive compensation for his services a director pursuant to our non-employee director compensation program, which was adopted by our board of directors on November 10, 2008.  A more detailed discussion of our non-employee director compensation program is provided in our definitive proxy statement on Schedule 14A as filed with the Commission on April 24, 2009.  Pursuant to the program, Mr. Tinstman will be paid a combination of cash and equity-based compensation for his services as a director.  Other than compensation received pursuant to the program, Mr. Tinstman will not receive any other compensation from us.

Creation of Class of Series A Preferred Stock

On December 14, 2009, we filed the Certificate of Designations with the Delaware Secretary of State, pursuant to which our board of directors designated 95,000 shares of our authorized but previously unissued blank check preferred stock as “Series A Non-Voting Contingent Convertible Preferred Stock” with an assigned par value of $0.0001 per share.  The following discussion of the terms and conditions of the Series A Preferred Stock is subject to and is qualified in its entirety by reference to the Certificate of Designations, which was included with our Current Report on Form 8-K, as filed with the Commission on December 17, 2009, which is incorporated herein by reference.

The Series A Preferred Stock has no voting rights.  As a result, the Members are not entitled to vote at the special meeting.  Further, the Series A Preferred Stock is not be redeemable by either us or the holders of the Series A Preferred Stock.  Each share of Series A Preferred Stock is convertible into 100 shares of our common stock, subject to certain specified adjustments, including, without limitation, adjustments based on common stock dividends, stock splits, stock reclassifications or the consummation of a merger, reorganization or sale of all or substantially all of our assets.  However, the Series A Preferred Stock may only be converted into shares of common stock upon the approval of such conversion by our stockholders.

If our stockholders approve the conversion of the Series A Preferred Stock, the Series A Preferred Stock will automatically convert into shares of common stock.  If our stockholders do not approve the conversion of the Closing Shares, we may purchase or otherwise acquire the Closing Shares by mutual agreement with any holder or holders thereof.  Any shares of Series A Preferred Stock that are converted into shares of common stock or repurchased by us will have the status of authorized but unissued shares of preferred stock, undesignated as to series.

If, at any time that any shares of Series A Preferred Stock are outstanding, we declare a dividend or distribution of cash, securities, properties or assets, we have agreed to simultaneously declare a dividend or distribution on shares of Series A Preferred Stock as if such shares were converted into shares of common stock on the record date for such dividend or distribution.  No dividends or distributions will be payable to holders of shares of common stock unless the full dividends or distributions are paid to the holders of the Series A Preferred Stock at the same time.  Dividends on the Series A Preferred Stock will be non-cumulative.

Upon any liquidation, dissolution or winding up of us, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding will be entitled to receive out of our available assets, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $100 per share of Series A Preferred Stock, plus the amount of any declared but unpaid dividends thereon to and including the date of such liquidation, before any distribution of assets is made to our common stockholders.  After payment to the holders of the Series A Preferred Stock of such amounts, our entire remaining assets and funds legally available for distribution, if any, will be distributed among the holders of the common stock and the Series A Preferred Stock in proportion to the shares of common stock then held by them and the shares of common stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them, regardless of whether or not actual conversion at such time would be permissible.  In the event our assets available for distribution to stockholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock, holders of the Series A Preferred Stock will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Interests of Our Officers and Directors in the Acquisition

As noted above, Michael D. Killgore, a former Member of JCG and JCG’s chief executive officer prior to the Acquisition, was appointed to our board of directors as a “Class C” director immediately following the closing of the Acquisition.  By virtue of the fact that Mr. Killgore was one of the selling Members of JCG, he received a portion of the initial Acquisition consideration paid at the closing, as set forth in the table in the immediately following section.  In addition, Mr. Killgore will be entitled to receive a number of Earnout Shares if such shares become due and payable in accordance with the terms and conditions of the Purchase Agreement.

In connection with the Acquisition, Mr. Killgore entered into an employment agreement with JCG, pursuant to which he will serve as president of JCG for an initial term of five years.  The agreement may be extended beyond the initial term upon the mutual consent of JCG and Mr. Killgore.  Mr. Killgore will receive an annual base salary of $253,000 and, in addition, will be eligible to receive an annual cash bonus at the discretion of our board of directors.  The agreement may be terminated at any time upon the mutual consent of JCG and Mr. Killgore, or by JCG at any time with or without “cause,” as such term is defined in the agreement.  If JCG terminates the agreement without “cause,” Mr. Killgore will be entitled to a lump sum equal to one-half of his annual base salary in effect upon the termination date, payable within fifteen days following the termination date, a pro rata amount of a bonus, if any, which would have been payable to Mr. Killgore for the calendar year in which the termination date occurs, and the payment of certain COBRA benefits, if applicable.  For a period of two years after the termination of the agreement, Mr. Killgore has agreed not to solicit any employee of JCG, make any disparaging public statement concerning JCG or use any of JCG’s confidential information to induce or attempt to induce any customer of JCG away from JCG.

Mr. Killgore also entered into a noncompetition agreement with us, dated December 18, 2009, pursuant to which Mr. Killgore agreed not to engage in, provide consulting services to, be employed by or have any interest in a business that competes with JCG or us for a period of two years after he voluntarily terminates his employment with JCG or is terminated for “cause.”  The geographic scope of the noncompetition agreement is limited to the States of Texas, Florida, Mississippi, Arkansas, Alabama, Georgia and certain specified parishes in the State of Louisiana.

Other than Mr. Killgore, no person who has been a director or officer of Primoris since the beginning of our last fiscal year, or any of their associates, has received any extra or special benefit in connection with the Acquisition.

Interests of JCG’s Officers and Managers in the Acquisition

Prior to the Acquisition, JCG had 17 Members.  Ten of the Members were officers of JCG.  These officer-Members included Michael D. Killgore, Donald B. Bonaventure, Danny L. Hester, Rodney James, Charles Poole, Bruce J. Hix, Conrad Bourg, Thomas J. Lasseigne, Jr., Ken Janke and Thomas L. Love, Jr.  Two of the Members were Managers of JCG.  These Manager-Members included Dominic Iafrate and Angelo E. Iafrate.  The remaining five Members were trusts of which either Dominic Iafrate or Angelo E. Iafrate was the trustee.  The specific interests of each of the Members and the initial consideration paid to the Members at the closing of the Acquisition are set forth in the following table:

		Acquisition Consideration (1)
Name of Member	Percentage Interest in JCG Prior to the Acquisition	Cash (2)	Closing Shares (3)	No. of Closing Shares placed in Escrow (4)	Principal Amount of Promissory Note (5)
Officer-Members
Michael D. Killgore	6.67%	$1,333,333.34	7,070.34	793.15	$1,428,571.43
Donald B. Bonaventure	6.67%	1,333,333.34	7,070.34	793.15	1,428,571.43
Danny L. Hester	6.67%	1,333,333.34	7,070.34	793.15	1,428,571.43
Rodney James	3.0%	600,000.00	3,181.65	356.91	642,857.14
Charles Poole	3.0%	600,000.00	3,181.65	356.91	642,857.14
Bruce J. Hix	2.5%	500,000.00	2,651.38	297.43	535,714.29
Conrad Bourg	2.0%	400,000.00	2,121.10	237.94	428,571.43
Thomas J. Lasseigne, Jr.	1.5%	300,000.00	1,590.83	178.46	321,428.57
Ken Janke	1.5%	300,000.00	1,590.83	178.46	321,428.57
Thomas L. Love, Jr.	1.5%	300,000.00	1,590.83	178.46	321,428.57
Total Officer-Members	35.0%	$7,000,000.00	37,119.29	4,164.02	$7,500,000.00

Manager-Members
Dominic Iafrate	12.0%	$-0-	8,258.49	1,427.66	$8,492,307.70
Angelo E. Iafrate	12.0%	$-0-	8,258.49	1,427.66	$8,492,307.69
Total Manager-Members	24.0%	$-0-	16,516.98	2,855.32	$16,984,615.39

Trust-Members
Stephen M. Iafrate Trust U/A/D 11/7/95 (6)	10.0%	$-0-	6,882.08	1,189.72	$7,076,923.08
Dominic A. Iafrate Trust U/A/D 11/7/95 (6)	10.0%	-0-	6,882.08	1,189.72	7,076,923.08
Jaclyn N. Iafrate Trust U/A/D 8/22/05 (7)	7.0%	-0-	4,817.45	832.80	4,953,846.15
Danielle M. Iafrate Trust U/A/D 11/7/95 (7)	7.0%	-0-	4,817.45	832.80	4,953,846.15
Anthony C. Iafrate Trust U/A/D 11/7/95 (7)	7.0%	-0-	4,817.45	832.80	4,953,846.15
Total Trust-Members	41.0%	$-0-	28,216.51	4,877.84	$29,015,384.61

Total	100.0%	$7,000,000.00	81,852.78	11,897.18	$53,500,000.00

(1)                                  This table does not list the Earnout Shares that may be issued to the Members.  The Earnout Shares, if earned, will be allocated among all of the Members based on their relative LLC Interests prior to the closing date.

(2)                                  The $7 million cash payment was paid to the officer-Members only.  The cash payment was allocated to the  officer-Members according to their relative LLC Interests prior to the closing date.

(3)                                  The Closing Shares were issued to all of the Members, but were not allocated among the Members based on their relative LLC Interests prior to the closing date.

(4)                                  Each Member had a number of their Closing Shares placed in escrow according to their relative LLC Interests prior to the closing date.

(5)                                  The principal amount of the Promissory Note was allocated among all of the Members, but was not allocated among the Members based on their relative LLC Interests prior to the closing date.

(6)                                  Dominic Iafrate is the trustee of the Stephen M. Iafrate Trust U/A/D 11/7/95 and the Dominic A. Iafrate Trust U/A/D 11/7/95 and has voting and dispositive control over the shares.

(7)                                  Angelo E. Iafrate is the trustee of the Jaclyn N. Iafrate Trust U/A/D 8/22/05, the Danielle M. Iafrate Trust U/A/D 11/7/95 and the Anthony C. Iafrate Trust U/A/D 11/7/95 and has voting and dispositive control over the shares.

Senior Management of JCG After the Closing of the Acquisition

We believe that JCG’s senior management team is capable of building upon JCG’s successes and continuing to lead JCG in a positive direction.  For this reason, we caused JCG to enter into employment agreements with each of the former officer-Members specified in the table in the immediately preceding section, effective as of December 18, 2009.  All of the agreements are for a term of five years.  The agreements provide for compensation to the former officer-Members ranging from $130,000 to $214,000, not including Mr. Killgore’s agreement, which is discussed above.  The agreements also contain provisions restricting the former officer-Members from soliciting any employee of JCG, making any disparaging public statement concerning JCG or using any of JCG’s confidential information to induce or attempt to induce any customer of JCG away from JCG for a period of two years after termination of the agreement.

Piggyback Registration Rights

Subject to certain specified exceptions and limitations, we granted the Members “piggyback” registration rights, pursuant to which we have agreed to use our reasonable best efforts to include the shares of common stock issuable upon the conversion of the Closing Shares and the Earnout Shares in any registration statement (other than pursuant to a registration statement on Forms S-4 or S-8 or any successor or similar forms, or a registration on any form that does not permit secondary sales) that we file after the closing date.

No Appraisal or Dissenters’ Rights

No stockholder of Primoris will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Acquisition.

Federal Income Tax Consequences of the Acquisition

With respect to the purchase of the LLC Interests under the Purchase Agreement, we and the Members agreed to jointly make timely and irrevocable elections under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”).  In any event, because our stockholders are not participating in the Acquisition, our stockholders will not recognize any gain or loss in connection with the Acquisition.  The Section 338(h)(10) election provides that the transaction be treated as an asset purchase for tax purposes.  The tax basis of the assets is adjusted to reflect the purchase price amount.

Accounting Treatment of the Acquisition

The transaction will be accounted for under the acquisition method of accounting in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification or ASC 805-10 topic for “Business Combinations” (formerly referred to as FASB Statement of Financial Accounting Standards No. 141R). Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the purchase price measurement period  (typically one year) as we finalize the valuations of the net tangible assets and intangible assets. Any change could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

Federal Securities Law Consequences and Resale Restrictions

The Closing Shares were issued in transactions that are exempt from the registration requirements under Section 5 of the Securities Act pursuant to Section 4(2) and Rule 506 under Regulation D.  The shares of common stock to be issued upon the conversion of the Closing Shares and the Earnout Shares, if earned and issued, will be issued in similar exempt transactions.  The Closing Shares, the shares of common stock to be issued upon the conversion of the Closing Shares and the Earnout Shares, if earned and issued, will be “restricted securities” and will not be registered under the Securities Act upon issuance and will not be freely transferable.  The Members may not sell their shares of our common stock acquired in connection with the Acquisition except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or an exemption under the Securities Act.

Rule 144 under the Securities Act permits the public resale of restricted securities if certain specified conditions are met, including the expiration of an applicable holding period and requirements with respect to the manner of sale, sales volume restrictions, filing requirements and the availability of current public information regarding the issuer.  Rule 144 imposes a general prohibition against reliance on Rule 144 for the resale of securities of “shell companies.”  A shell company is a company that has no or nominal assets or operations, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets.

Stockholders of shell companies are ineligible to rely on Rule 144 as a resale exemption for securities, unless:

•                  the issuer has ceased to be a shell company;

•                  the issuer is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act;

•                  the issuer has filed all reports and materials (other than Form 8-K reports) required to have filed all under Section 13 or 15(d) of the Exchange Act, as applicable, for the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials); and

•                  at least one year has elapsed from the time that the issuer filed with the Commission certain information (the “Form 10 Information”) which the company would be required to file if such company was to register a class of its securities under the Exchange Act reflecting its status as an entity that is not a shell company.

We were formerly a shell company.  However, we:

•                  are no longer a shell company;

•                  are subject to the reporting requirements of the Exchange Act;

•                  have filed all reports and materials required to have been filed under the Exchange Act for the preceding 12 months; and

•                  filed our Form 10 Information with the Commission more than one year prior to the date of this proxy statement.

As a result, the Members may currently rely on Rule 144.  However, due to the fact that we were formerly a shell company, in order for the Members to be able to rely on Rule 144 at the time of any future proposed sale of their restricted securities, we will need to be subject to the reporting requirements of the Exchange Act and will need to have filed all reports and materials required to have been filed under the Exchange Act for the 12 months preceding the date of the proposed sale.  At the time that the Members wish to resell their shares under Rule 144, there can be no assurance that we will be subject to the reporting requirements of the Exchange Act or, if so, current in our reporting requirements under the Exchange Act, in order for the Members to be eligible to rely on Rule 144 at such time.

Under Rule 144, Members who are not affiliates of ours at the time of a proposed sale (and have not been affiliates for the prior 90 days) will be permitted to sell their restricted securities without registration if they sell for their own account after holding the securities for at least six months, provided that all of the conditions specified in Rule 144 have been satisfied.  If they have held their securities for a full year, they will be permitted to sell their shares of common stock for their own account without restriction.  Members who are affiliates of ours (or who have been affiliates within 90 days prior to a proposed resale of their shares) will be permitted to sell their securities if they satisfy certain requirements of Rule 144, including with respect to volume limitations, manner of sale and the filing of a Form 144 with the Commission, and further provided that we have made available adequate current public information concerning us.

THE PURCHASE AGREEMENT

The following discussion of the terms and conditions of the Purchase Agreement is subject to and is qualified in its entirety by reference to the Purchase Agreement, as amended, which was included with our Current Reports on Form 8-K, as filed with the Commission on November 23, 2009 and December 23, 2009, and our Current Report on Form 8-K/A (Amendment No. 1), as filed with the Commission on January 22, 2010. All such reports and the Purchase Agreement, including all amendments thereto, are incorporated herein by reference.

Summary

On November 18, 2009, we entered into the Purchase Agreement with JCG, the Members and the Representative, pursuant to which we agreed to purchase from the Members, and the Members agreed to sell to us, 100% of the LLC Interests of JCG.  Pursuant to the Purchase Agreement, we agreed to pay the Members, as consideration for their LLC Interests, a combination of cash, shares of our Series A Preferred Stock, a Promissory Note and, potentially, shares of our common stock as earnout consideration.  On December 18, 2009, the parties entered into a First Amendment to the Purchase Agreement.  Pursuant to the First Amendment, we agreed to certain amendments regarding the payment of cash distributions by JCG to the Members prior to the closing date, the powers, duties and obligations of the Representative and certain items of JCG’s disclosure schedule.  On January 14, 2010, the parties entered into a Second Amendment to the Purchase Agreement.  Pursuant to the Second Amendment, the parties amended the Purchase Agreement to clarify that under no circumstances can the number of Earnout Shares exceed 19.9% of the number of shares of our common stock outstanding on the closing date of the Acquisition.

The closing of the Acquisition was subject to various closing conditions, including, among others, the expiration of the waiting period under the HSR Act, receipt of consent from the lenders of JCG’s main credit facility, the exchange of various closing deliverables between the parties and our payment of the initial Acquisition consideration to the Members.  All such conditions were met and the Acquisition closed on December 18, 2009.  As a result of the Acquisition, JCG became our wholly-owned subsidiary.

Acquisition Consideration

Consideration Paid to the Members at Closing

Cash.  On the closing date, we paid the officer-Members $7 million in cash.

Closing Shares.  Pursuant to the Purchase Agreement, we agreed to issue the Members a number of shares of Series A Preferred Stock equal to $64.5 million divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to the closing date, divided by 100.  We issued a total of 81,852.78 Closing Shares to the Members based on an average closing price of $7.88 per share.

Promissory Note.  On the closing date, we executed a Promissory Note in favor of the Members in the aggregate principal amount of $53.5 million.  The Promissory Note is due and payable on December 15, 2014 and bears interest at different rates until maturity.  For the first 9 months of the term of the Promissory Note, the Promissory Note bears interest at an annual rate equal to 5%.  For months 10 through 18, the Promissory Note will bear interest at an annual rate equal to 7%.  For months 19 until the maturity date, the Promissory Note will bear interest at an annual rate equal to 8%.  Payments of principal and interest will be payable in cash on an amortizing basis over 60 monthly payments.  The Promissory Note is subordinated to amounts owed to our senior lender and bonding agencies.

The Promissory Note may be prepaid in whole or in part at any time.  If we complete an equity financing while the Promissory Note is outstanding, we have agreed to use the first $10 million of the net proceeds of any such equity financing, plus 75% of the net proceeds in excess of $10 million, to prepay a portion or all of the Promissory Note.  In addition, we have agreed to use 33% of any cash proceeds raised in connection with incurrence of any indebtedness (other than under a bank line of credit or to finance operating expenses, equipment and capital expenditures), to prepay a portion or all of the Promissory Note.  While any amount above $10 milliion is outstanding under the Promissory Note, we have agreed not taken certain actions without the prior written consent of Michael D. Killgore, the Promissory Note holders’ representative, including, among others, purchase, acquire, redeem or retire any shares of our common stock.

Closing Shares Placed in Escrow

11,897.18 of the Closing Shares were placed in escrow for a period of three years to provide a source of funding to satisfy our rights to indemnification.  The Purchase Agreement provides for us and our related parties to have full recourse against these Escrow Shares for losses or damages arising out of inaccuracies in JCG’s or the Members’ representations, JCG’s or the Members’ breach of their pre-closing covenants and certain other matters, once the aggregate amount of damages exceeds a specified dollar amount.  The Escrow Shares may be released to the Members according to specific formulas on the following two dates, provided there are Escrow Shares remaining in escrow on each such date:

•                  within five days after we receive our audited financial statements for the fiscal year ending December 31, 2010, but in no event later than April 15, 2011; and

•                  December 18, 2012.

Earnout Consideration

Subject to certain specified adjustments, if JCG’s EBITDA, as defined in the Purchase Agreement, for the fiscal year ending December 31, 2010 is equal to or greater than $35 million, we have agreed to pay the Members, as earnout consideration, a number of shares of common stock equal to $10 million, divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31, 2010.  We cannot currently determine the number of Earnout Shares, if any, that we may be required to issue at the end of the earnout period because we do not know if JCG will attain the specified EBITDA milestone nor do we know what the average closing price of our common stock for the 20 business days prior to December 31, 2010 will be.

Under no circumstances, however, can the number of Earnout Shares exceed 19.9% of the number of shares of our common stock outstanding on the closing date of the Acquisition.  Prior to the closing of the Acquisition, we had 32,704,903 shares of common stock outstanding.  As a result, the maximum number of Earnout Shares that we may be required to issue would be 6,508,276 shares, which, according to the formula above, would reflect a 20-day average closing price of $1.54 per common share.  If we were required to issue any Earnout Shares, we would only be required to issue a number of Earnout Shares up to the Share Cap, and then to pay the Members, in cash, the dollar amount equivalent of any Earnout Shares that would exceed the Share Cap.

Covenant to Hold the Special Meeting

Pursuant to NASDAQ Listing Rule 5635, stockholder approval is required for the issuance of all shares of common stock potentially issuable in the Acquisition if the total number of shares of common stock issuable in the Acquisition (including shares of common stock potentially issuable as earnout consideration) exceeds 20% of the number of shares of common stock outstanding prior to the closing of the Acquisition.  Prior to the closing of the Acquisition, we had 32,704,903 shares of common stock outstanding.  If our stockholders were to approve of the conversion of the Closing Shares, the Closing Shares will automatically convert into an aggregate of 8,185,278 shares of common stock, which would represent an approximately 25% increase in the number of shares of common stock outstanding prior to the Acquisition.

Therefore, we are seeking the approval of our stockholders for the:

•                  issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and (b) up to 6,508,276 Earnout Shares; and

•                  conversion of the Closing Shares into 8,185,278 shares of common stock.

Pursuant to the terms and conditions of the Purchase Agreement, we agreed to call and hold a special meeting of our stockholders for the purpose of approving the issuance of the shares of our common stock to the

Members pursuant to the conversion of the Closing Shares.  We also agreed to prepare, file with the Commission and distribute this proxy statement for the purpose of soliciting proxies from our stockholders to vote at the special meeting.  If our stockholders do not approve the conversion of the Closing Shares, we may purchase or otherwise acquire the Closing Shares by mutual agreement with any holder or holders thereof.

Certain of our stockholders who represent, in the aggregate, in excess of 50% of our issued and outstanding shares of common stock, including, among others, Brian Pratt, our chairman, president and chief executive officer, and John P. Schauerman, a director and our executive vice president of corporate development, have agreed to enter into a voting agreement with JCG and the Representative to vote their respective shares in favor of the conversion of the Closing Shares into shares of common stock.  We expect that such stockholders will also vote in favor of the issuance of 8,185,278 shares of common stock issuable upon the conversion of the Closing Shares and the Earnout Shares.  Under the terms of the voting agreement, such stockholders agreed not to transfer in excess of 200,000 shares of common stock, in the aggregate, unless the transferee agrees to become bound by the terms of the voting agreement.

Cash Distributions Made by JCG to the Members

Prior to the closing of the Acquisition, JCG made a cash distribution of $35 million to the Members, in accordance with the Purchase Agreement.  In addition, to satisfy certain tax obligations of the Members, JCG issued to the Members an interest-free promissory note dated December 18, 2009 in the principal amount of $1,965,806, which was paid in January 2010.  An adjustment to the amount of the payment may be made between the parties on or about April 15, 2010, based on the final determination of JCG’s actual income for the period of July 1, 2009 to December 18, 2009.  If the amount that results from the re-calculation exceeds $1,965,806, we have agreed to cause JCG to pay the Members an amount equal to the excess.  However, if the amount that results from the re-calculation is less than the amount already distributed, the Members have agreed to refund to JCG, in cash, an amount equal to the shortfall.

Transaction Expenses

Each of the parties to the Purchase Agreement bore its own costs and expenses incurred in connection with the Purchase Agreement and the consummation of the Acquisition.  However, JCG agreed to pay, no later than 30 days following the closing date, any costs and expenses (including legal, accounting and audit fees and expenses and JCG’s share of the filing fees relating to the HSR Act) incurred by JCG or the Members in connection with seeking approval for the Acquisition under the HSR Act.  The parties agreed that such amounts would be charged as an expense in the calculation of JCG’s actual net income for the period of July 1, 2009 to December 18, 2009.

Representations and Warranties

We, JCG and the Members made certain representations and warranties to each other that are customary for transactions of this type, subject in some cases to exceptions and qualifications set forth in a disclosure schedule to the Purchase Agreement.   All of the representations and warranties made by the Members survived the closing and will continue in full force and effect until April 15, 2011 (even if we knew or had reason to know of any misrepresentation or breach of warranty or covenant at closing), except for certain specified representations and warranties, which will continue until April 15, 2013, at the earliest, or until forever, at the latest (subject to any applicable statute of limitations).  All of the representations and warranties made by us survived the closing, even if the Members knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of closing, and will continue in full force and effect until December 18, 2012.

Covenants

We, JCG and the Members agreed to certain covenants, including among others, our agreement to prepare and file this proxy statement with the Commission and to hold the special meeting.  The covenants survived the closing and will continue in full force and effect until April 15, 2013.

Indemnification

Pursuant to the Purchase Agreement, we and the Members agreed to indemnify each other and each of our respective affiliates (including JCG and its subsidiaries), successors and assigns against and from all liability, losses and damages sustained by each of us and the Members to the extent such liability, losses and damages are a result of certain specified actions of us and the Members, including, but not limited to, any breach of, or inaccuracy in, any representation or warranty of us or the Members, as the case may be, as set forth in the Purchase Agreement.  Any claims for damages asserted by us prior to December 18, 2012 will be first satisfied by reduction of the Escrow Shares and any claims for damages that cannot be satisfied by the release of Escrow Shares will be satisfied by the Members’ payment of cash or other immediately available funds.  We have no right of offset against the Promissory Note or other indebtedness owed to the Members.  Any claims for damages asserted by the Members for which we owe the Members indemnity will be satisfied by our payment of cash or other immediately available funds.  Claims made by the Members under the Promissory Note are not subject to indemnification by us.  Subject to certain specified exceptions and limitations, the Members will not have any liability for indemnification unless and until the aggregate amount of all damages incurred by us exceeds $850,000 plus 60% of the gross revenue in excess of $500,000 received by JCG from JCG’s pending Picardy Avenue (Baton Rouge) project claim, and the Members will not have any liability for indemnification for any damages in an aggregate amount in excess of $9,375,000.

Employment Agreements with Officer-Members

Pursuant to the Purchase Agreement, we caused JCG to enter into employment agreements with each of JCG’s officer-Members, effective as of December 18, 2009.  For a discussion of these employment agreements, please refer to the sections above entitled “Interests of Our Officers and Directors in the Acquisition” on page 24 and “Senior Management of JCG After the Closing of the Acquisition” on page 26.

Changes to our Board of Directors

Pursuant to the Purchase Agreement, we created two new “Class C” directorships with terms expiring at the 2011 annual meeting of stockholders and appointed Michael D. Killgore and Robert A. Tinstman to these newly created “Class C” directorships.  Biographical information regarding Mr. Killgore and Mr. Tinstman is provided in the section above entitled “Changes to Our Board of Directors as a Result of the Acquisition” on page 22.

Piggyback Registration Rights

Subject to certain specified exceptions and limitations, we granted the Members “piggyback” registration rights, pursuant to which we have agreed to use our reasonable best efforts to include the shares of common stock issuable upon the conversion of the Closing Shares and the Earnout Shares in any registration statement (other than pursuant to a registration statement on Forms S-4 or S-8 or any successor or similar forms, or a registration on any form that does not permit secondary sales) that we file after the closing date.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF JCG

The following table sets forth certain of JCG’s consolidated financial data.  The consolidated financial data as of and for the years ended December 31, 2008, 2007 and 2006 is derived from JCG’s audited consolidated financial statements, which are included with our Current Report on Form 8-K/A (Amendment No. 1), as filed with the Commission on January 22, 2010, and which are incorporated herein by reference.  The consolidated financial information as of and for the nine month periods ended September 30, 2009 and 2008 is derived from JCG’s unaudited consolidated financial statements, which are also included with our Current Report on Form 8-K/A (Amendment No. 1), as filed with the Commission on January 22, 2010, and which are incorporated herein by reference.  These statements, in JCG’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of JCG’s financial position and results of operations for such periods.  Interim results for the nine months ended September 30, 2009 are not necessarily indicative of results for the remainder of the fiscal year or for any future period.  The selected historical financial data below should be read in conjunction with the consolidated financial statements and related notes, incorporated herein by reference as discussed above, and in conjunction with the “JCG Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 50 of this proxy statement.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(in thousands) Unaudited		(in thousands)	(in thousands)	(in thousands)
Statements of Operations Data:
Revenue	$285,457	$295,249	$410,645	$304,561	$320,099
Cost of revenue	255,378	262,090	364,146	274,195	291,528
Gross profit	30,079	33,159	46,499	30,366	28,571
Selling, general and administrative	11,153	10,943	13,361	13,346	12,432
Operating profit	18,926	22,216	33,138	17,020	16,139
Other income (expense)	551	499	561	592	(279)
Gain on disposals of property and equipment	1,490	1,009	1,060	1,146	731
Goodwill impairment loss	—	—	(1,913)	—	—
Income before taxes	$20,967	$23,724	$32,846	$18,757	$16,591

	September 30,		December 31,
	2009	2008	2008	2007	2006
	(in thousands) Unaudited		(in thousands)	(in thousands)	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$62,627	$21,642	$45,389	$20,191	$22,290
Working capital	26,487	22,870	31,215	18,272	21,921
Property and equipment, net	41,407	34,609	40,271	33,714	20,798
Total assets	185,171	156,218	162,311	126,997	110,295
Long-term debt, net	7,746	6,804	10,325	15,438	15,104
Members’ equity	$60,341	$49,184	$58,308	$36,099	$27,274

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PRIMORIS

The following table sets forth certain of our consolidated financial data.  The consolidated financial data as of and for the years ended December 31, 2008, 2007 and 2006 is derived from our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on March 24, 2009, and which are incorporated herein by reference.  The consolidated financial information as of and for the nine month periods ended September 30, 2009 and 2008 is derived from our unaudited consolidated financial statements, which are included in our Quarterly Report on Form 10-Q for the period ended September 30, 2009, as filed with the Commission on November 12, 2009, and which are incorporated herein by reference.  These statements, in our opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of our financial position and results of operations for such periods.  Interim results for the nine months ended September 30, 2009 are not necessarily indicative of results for the remainder of the fiscal year or for any future period.  The selected historical financial data below should be read in conjunction with the consolidated financial statements for those periods and their accompanying notes, incorporated herein by reference as discussed above.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	Unaudited
	(in thousands)		(in thousands)	(in thousands)	(in thousands)
Statements of Operations Data:
Revenue	$367,129	$458,572	$609,072	$547,666	$439,405
Cost of revenue	312,402	406,622	538,629	488,314	399,455
Gross profit	54,727	51,950	70,443	59,352	39,950
Selling, general and administrative	23,425	21,662	31,522	29,517	26,769
Operating profit	31,302	26,613	34,871	29,835	13,181
Other income (expense)	4,473	4,212	6,389	(1,853)	1,244
Income before taxes	$35,775	$30,825	$41,260	$27,982	$14,425
Provision for income taxes	(13,608)	(2,188)	(4,827)	(848)	(1,197)
Net income	$22,167	$28,637	$36,433	$27,134	$13,228

Earnings per share:
Basic	$0.70	$1.15	$1.39	$1.16	$0.56
Diluted	$0.67	$1.10	$1.29	$1.16	$0.56
Shares used in calculation:
Basic	31,699	25,010	26,258	23,458	23,402
Diluted	33,128	26,093	28,156	23,458	23,402

Pro forma net income data — Note 1:
Income before taxes — from above		$30,825	$41,260	$27,982	$14,425
Adjustments for income taxes		(12,271)	(16,421)	(11,137)	(5,741)
Pro forma net income		18,554	24,839	16,845	8,684
Pro forma earnings per share:
Basic		$0.74	$0.95	$0.72	$0.37
Diluted		$0.71	$0.88	$0.72	$0.37

	September 30,		December 31,
	2009	2008	2008	2007	2006
	Unaudited (in thousands)		(in thousands)	(in thousands)	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$80,346	$76,695	$73,018	62,966	$13,115
Working capital	61,619	42,127	54,063	51,470	46,828
Property and equipment, net	31,830	27,300	26,224	16,143	12,143
Total assets	243,984	235,279	252,212	220,973	162,309
Long-term debt, net	22,478	22,024	26,624	21,433	21,328
Stockholders’ equity	$75,176	$48,379	$55,430	$46,923	$42,207

Note 1 – In order to improve our financial comparability between years, we included pro form net income and pro forma earnings per share information for the years ended December 31, 2008, 2007 and 2006.

During the year ended December 31, 2008, we were taxed for seven months as an S-Corporation and for five months as a C-Corporation.  For the period prior to August 1, 2008, we had elected federal taxation in accordance with Subchapter S of the Internal Revenue Code.  For an S-Corporation, no federal income tax liability is generally recorded on the corporation’s books.

On August 1, 2008, we became subject to Subchapter C of the Code and were subject to federal income taxation.  The pro forma amounts shown were calculated using a statutory corporate tax rate of 39.8 percent through the entire fiscal year ended December 31, 2008.  The same pro forma calculation was performed for the years ended prior to December 31, 2008.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated financial statements are based on our and JCG’s historical financial statements after giving effect to the agreement for our Acquisition of JCG, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2009 is presented as if the Acquisition of JCG had occurred on September 30, 2009.  The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009, and year ended December 31, 2008, are presented as if our Acquisition of JCG had occurred on January 1, 2008 with recurring Acquisition-related adjustments reflected in each of these periods.  The pro forma adjustments to the unaudited pro forma condensed combined financial statements reflect events that are directly attributable to the Acquisition.

Determination of the JCG purchase price and allocations of the JCG purchase price used in the unaudited pro forma condensed combined financial statements are based upon preliminary estimates and assumptions.  These preliminary estimates and assumptions could change during the purchase price measurement period, provided under generally accepted accounting principles (approximately one year), as we finalize the valuations of the net tangible assets and intangible assets.  Any change could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The following unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future.  The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included with our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on March 24, 2009, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as filed with the Commission on November 12, 2009, and JCG’s historical consolidated financial statements and related notes included with our Current Report on Form 8-K/A (Amendment No. 1), as filed with the Commission on January 22, 2010, all of which are incorporated herein by reference.

Primoris Services Corporation

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2009

(Unaudited)

(Amounts In Thousands)

	(Note A) Primoris reported at 9/30/09	(Note A) JCG reported at 9/30/09	Pro Forma Adjustments	Notes	Proforma Combined
Current assets:
Cash and cash equivalents	$85,362	62,627	(44,882)	C, D, K	$103,107
Restricted cash	6,536	—			6,536
Accounts receivable	81,810	55,359			137,169
Costs and estimated earnings in excess of billings	22,369	3,905			26,274
Inventory	2,454	19,271			21,725
Deferred tax assets	6,182	—			6,182
Prepaid expenses and other current assets	1,802	2,408			4,210
Total current assets	206,515	143,570	(44,882)		305,203

Property and equipment, net	31,830	41,406	18,972	G	92,208
Other assets	24	28			52
Investment in non-consolidated entities	2,773				2,773
Investment in subsidiary	—	166			166
Goodwill	2,842	—	54,443	B, C, F, G, H	57,285
Intangible assets			39,000	H	39,000
Total assets	$243,984	$185,170	$67,533		$496,687

Current liabilities:
Accounts payable	$39,609	27,861			$67,470
Billings in excess of costs and estimated earnings	73,037	59,201			132,238
Accrued expenses and other current liabilities	25,128	23,778	3,846	E	52,752
Deferred compensation payable	—	2,882	(2,882)	L	—
Distributions and dividends payable	812	—			812
Current portion of long-term debt and capital leases	6,310	3,361	12,666	C, D	22,337
Total current liabilities	144,896	117,083	13,630		275,609

Long-term debt and capital leases, net of current portion	22,478	7,746			30,224
Deferred tax liabilities	1,434	—			1,434
Long-term purchase note payable	—	—	42,800	C	42,800
Contingent consideration - earnout liability	—	—	8,190	B	8,190
Total liabilities	168,808	124,829	64,620		358,257

Stockholders equity:
Common stock	3	—			3
Member equity and retained earnings - James	—	60,341	(60,341)	F	—
Additional paid-in capital - Primoris	34,796		64,500	B	99,296
Retained earnings - Primoris	40,165	—	(1,246)	E	38,919
Accumulated other comprehensive income	212				212
Total stockholder’s equity	75,176	60,341	2,913		138,430
Total liabilities and stockholders’ equity	$243,984	$185,170	$67,533		$496,687

PRIMORIS SERVICES CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2009

(Unaudited)

(Amounts in thousands, except per share amounts)

	(Note A) Primoris	(Note A) JCG	Pro Forma Adjustment	Notes	Pro Forma Combined
Notes:

Revenues	$367,129	$285,457			$652,586
Cost of revenues	312,402	255,378	5,179	G, H	572,959

Gross Profit	54,727	30,079	(5,179)		79,627

Selling, general and administrative expenses	23,425	11,153	1,300	H, K	35,878
Operating income	31,302	18,926	(6,479)		43,749

Income from non-consolidated entities	5,342	—			5,342
Foreign exchange gain (loss)	33	—			33
Other income (expense), net	—	551			551
Gain on sale of property and equipment	—	1,490	(1,490)	K	—
Interest income (expense), net	(902)	—	(2,151)	C	(3,053)
Total other income (expense)	4,473	2,041	(3,641)		2,873

Income before income taxes	35,775	20,967	(10,120)		46,622

Provision for income taxes	(13,608)	—	(4,317)	I	(17,925)

Net income (loss)	$22,167	$20,967	$(14,437)		$28,697

Earnings per share
Basic	$0.70			M	$0.74
Diluted	$0.67			M	$0.69

Weighted average shares outstanding
Basic	31,699		6,996	M	38,695
Diluted	33,128		8,185	M	41,313

PRIMORIS SERVICES CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2008

(Unaudited)

Amounts in thousands, except per share amounts

	(Note A) Primoris	(Note A) JCG	Pro Forma Adjustment	Notes	Pro Forma Combined

Revenues	$609,072	$410,645			$1,019,717
Cost of revenues	538,629	364,146	6,905	G, H	909,680

Gross Profit	70,443	46,499	(6,905)		110,037

Selling, general and administrative expenses	31,522	13,361	2,660	H, K	47,543
Merger related stock expense	4,050				4,050
Operating income	34,871	33,138	(9,565)		58,444

Income from non-consolidated entities	6,065	—			6,065
Foreign exchange gain (loss)	855	—			855
Other income (expense), net	—	622			622
Gain on sale of property and equipment	—	1,060	(1,060)	K	—
Goodwill impairment		(1,913)			(1,913)
Interest income (expense), net	(531)	(61)	(2,653)	C	(3,245)
Total other income (expense)	6,389	(292)	(3,713)		2,384

Income before income taxes	41,260	32,846	(13,278)		60,828

Provision for income taxes - pro forma	(16,421)	—	(7,788)	I, J	(24,209)

Net income (loss) - pro forma	$24,839	$32,846	$(21,066)		$36,619

Earnings per share - pro forma
Basic	$0.95			M	$1.10
Diluted	$0.88			M	$1.01

Weighted average shares outstanding
Basic	26,258	—	6,996	M	33,254
Diluted	28,156	—	8,185	M	36,341

Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)

The unaudited pro forma condensed combined balance sheet as of September 30, 2009 is presented as if our Acquisition of JCG had occurred on September 30, 2009.  The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009 and year ended December 31, 2008 are presented as if our Acquisition of JCG had occurred on January 1, 2008 with recurring Acquisition-related adjustments reflected in each of the periods.  The pro forma adjustments to the unaudited pro forma condensed combined financial statements give effect to events that are directly attributable to the Acquisition and factually supportable.

The purchase price for the acquisition was based on total consideration of:

Cash - $7.0 million

Promissory note - $53.5 million

Closing Shares (preferred stock) - $64.5 million

Earnout Shares - $10.0 million

The nominal consideration detailed above amounted to $135.0 million.  However, under generally accepted accounting principles, we are required to estimate the fair value of the $10.0 million contingent Earnout Shares.  The fair value of the Earnout Shares was estimated to be $8.19 million.  As a result, the fair value of the preliminary purchase price for the Acquisition was calculated to be $133.19 million.

The allocation of the preliminary purchase price of $133.19 million, based on the fair value of the acquired assets less liabilities assumed as of December 18, 2009, the closing date of the Acquisition, is as follows ($ in thousands):

Cash	$35,899
Accounts receivable, net	52,187
Cost and earnings in excess of billings	727
Inventory	18,506
Prepaid expenses	1,738
Property, plant and equipment	62,135
Investment in non-consol joint ventures	300
Investment in subsidiary	167
Other assets	28
Goodwill	52,711
Intangible assets	39,000
Accounts payable	(26,321)
Billing in excess of costs and earnings	(63,911)
Accrued expenses	(25,669)
Current portion of long term debt	(6,181)
Contingent consideration — earnout liability for Earnout Shares	(8,190)
Long term debt	(8,126)
Total	$133,190

(A)                              The columns for us and JCG represent the financial statements of each entity, as reported for the periods shown.  However, as described in Note (J) below, during the year ended December 31, 2008, we were taxed for seven months as an S-Corporation and for five months as a C-Corporation.  For the Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2008, the Primoris Provision for Income Taxes represents pro forma taxes as if the earnings were taxed the entire year at the corporate statutory rate of 39.8%.

(B)                                On December 18, 2009, we issued 81,852.78 shares of the Series A Preferred Stock to JCG’s Members.  Subject to approval of our stockholders, each share of the Series A Preferred Stock is convertible into 100 shares of our common stock.  Under the Purchase Agreement, the value of the shares of Series A Preferred Stock that were issued was to equal $64.5 million, calculated at $7.88 per share.

In addition to the Series A Preferred Stock, we provided for additional consideration to the Members in the form of the Earnout Shares.  If JCG’s EBITDA, as defined in the Purchase Agreement, for the fiscal year ending December 31, 2010 is equal to or greater than $35 million, we have agreed to pay the Members, as earnout consideration, a number of shares of common stock equal to $10 million, divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31, 2010.  The $10 million amount is reflected as a liability on the Pro Forma Condensed Combined Balance Sheet, as required under generally accepted accounting principles, and has been adjusted to reflect the time value of money and a contingent probability factor, resulting in a liability for $8,190,000.

(C)                                On December 18, 2009, we paid the Members $7 million in cash and executed a promissory note payable to the Members for $53.5 million.  The promissory note is due and payable on December 15, 2014 and bears an annual rate of interest of 5% interest for months 1 through 9, 7% for months 10 through eighteen and 8% for months nineteen until the maturity date.  The principal is to be paid ratably over the 60 months of the promissory note, plus interest.  There is no prepayment penalty.  The current portion of the note at closing was $10.7 million.

Interest expense for the note is approximately $2.15 million for the nine months ended September 30, 2009 and approximately $2.65 million for the year ended December 31, 2008.

(D)                               Prior to the closing of the Acquisition, JCG made a cash distribution of $35 million to the Members.  Additionally, to satisfy certain tax obligations of the Members, JCG issued the Members an interest-free promissory note dated December 18, 2009 for $1.9 million, which was repaid in January 2010.

(E)                                 JCG incurred certain costs, including legal, accounting and tax consulting expenses relating to closing of the Acquisition, and $2.6 million in estimated costs were accrued prior to closing.

Additionally, our Acquisition related costs, consisting of legal, accounting, tax consulting and due diligence costs, amounted to $1.25 million.

(F)                                 Reflects the elimination of JCG’s equity and represents the book value of net assets acquired by us.

(G)                                The transaction will be accounted for under the Acquisition method of accounting in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification or ASC 805-10 topic for “Business Combinations” (formerly referred to as FASB Statement of Financial Accounting Standards No. 141R).  Accordingly, the JCG assets and liabilities are measured at fair value at the closing date of the Acquisition.  We engaged a third party valuation specialist to assist management in estimating the fair value for fixed assets on the date of the Acquisition and increased the book value for the fixed assets, primarily machinery and equipment.

The resulting adjustment to depreciation expense was approximately $2.8 million for the nine months ended September 30, 2009 and approximately $3.8 million for the year ended December 31, 2008 and have been charged to cost of revenues.

(H)                               To determine the estimated fair value of intangibles acquired, we engaged an independent third party valuation specialist to assist management.  The valuation is preliminary and subject to change.  Based on the preliminary assessment, the acquired intangible asset categories, fair value and average amortization periods are as follows:

	Amortization	Fair
	Period	Value ($ in thousands)
Tradename	10 years	$16,650
Non-compete agreements	5 years	$5,200
Customer relationships	10 years	$10,150
Backlog	2.25 years	$7,000

Additional amortization expense resulting from the increase in fair value of acquired intangible assets was approximately $5.12 million for the nine months ended September 30, 2009 (with $2.33 million charged to cost of revenues and $2.79 million charged to selling, general and administrative expenses) and $6.831 million for the year ended December 31, 2008 (with $3.111 million charged to cost of revenues and $3.72 million charged to selling, general and administrative expenses).

(I)                                    The tax effect of both the income before income taxes for JCG and the pro forma adjustments for the Acquisition is calculated using the statutory corporate tax rate of 39.8% for the periods presented.

(J)                                   For the period prior to August 1, 2008, we had elected federal taxation in accordance with Subchapter S of the Code.  Similarly, for the period up through the closing of the Acquisition, JCG was taxed as an S-Corporation.  For an S-Corporation, no federal income tax liability is generally recorded on the corporation’s books.

On August 1, 2008, we became subject to Subchapter C of the Code.  In order to improve our financial comparability between years, we included pro forma net income data in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on March 24, 2009.  This pro forma calculation uses a statutory corporate tax rate of 39.8 percent through the entire fiscal year ended December 31, 2008 to present pro forma net income and pro forma earnings per share information.  The same pro forma calculation was performed in this Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2008.

(K)                               This adjustment reclassifies the JCG presentation for “gain on sale of property, plant and equipment” to selling, general and administrative expenses in accordance with our practice.

(L)                                 Prior to the closing of the Acquisition, JCG paid the amount for deferred compensation.

(M)                            The adjustment to earnings per share reflects the conversion of the Closing Shares (the shares of Series A Preferred Stock) as if such shares were converted into common stock, at a conversion rate of 100 common shares per share, in order to reflect the additional dilution.  The adjustment to earnings per share excludes the potential impact of the Earnout Shares that may be issued contingent upon meeting a certain financial target at the end of 2010.  The following identifies the number of shares included in pro forma weighted average shares outstanding for Basic and Diluted:

Basic:

Shares included in pro forma basic shares outstanding represent the 81,852.78 Closing Shares less 11,897.18 Closing Shares placed in escrow, totaling 69,955.60 preferred shares, which when converted to common stock, represent 6,995,560 pro forma shares of common stock.

Diluted:

Shares included in pro forma diluted shares outstanding represent the 81,852.78 Closing Shares, which when converted to common stock, represent 8,185,278 pro forma shares of common stock.

HISTORICAL COMMON STOCK MARKET PRICE AND DIVIDENDS

Historical Common Stock Market Price

Primoris

Shares of our common stock are traded on the NASDAQ Global Market under the symbol “PRIM.”  The following table sets forth, for the periods indicated, the intra-day high and low per share sale prices of our common stock, as reported on the NASDAQ Global Market:

	Price Range Per Share
	High	Low
Year Ended December 31, 2009
Fourth quarter	$8.40	$7.00
Third quarter	$8.00	$6.87
Second quarter	$7.63	$3.93
First quarter	$5.44	$3.25

Year Ended December 31, 2008
Fourth quarter	$7.70	$3.28
Third quarter	$8.64	$3.44
Second quarter	$8.49	$7.80
First quarter	$7.99	$7.51

Year Ended December 31, 2007
Fourth quarter	$7.54	$7.40
Third quarter	$7.50	$7.37
Second quarter	$7.58	$7.27
First quarter	$7.53	$7.30

On                     , 2010, the closing sale price of our common stock on the NASDAQ Global Market was $       per share.

JCG

Historical market price data for JCG has not been presented as there is no established trading market in JCG’s limited liability company membership interests.

Dividends

Primoris

The following table shows cash dividends to our common stockholders declared by us during the two years ended December 31, 2009:

Declaration Date	Payable Date	Record Date	Type
August 8, 2008	October 10, 2008	September 23, 2008	$0.025 per share
November 10, 2008	January 15, 2009	December 23, 2008	$0.025 per share
March 16, 2009	April 15, 2009	March 31, 2009	$0.025 per share
May 19, 2009	July 15, 2009	June 30, 2009	$0.025 per share
August 7, 2009	October 15, 2009	September 30, 2009	$0.025 per share
November 11, 2009	January 15, 2010	December 31, 2009	$0.025 per share

Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year.  Under Delaware law, however, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.  During times of financial or market stress, which may adversely impact earnings or alternative methods of raising capital, we may be required or may deem it prudent to reduce dividends on our common stock in order to build or conserve capital.  In addition, there may be legislative or regulatory developments resulting in enhanced supervisory standards that could impact our dividend policies in the future.

Further, if at any time that any shares of Series A Preferred Stock are outstanding we declare a dividend or distribution of cash, securities, properties or assets, we have agreed to simultaneously declare a dividend or distribution on shares of Series A Preferred Stock as if such shares were converted into shares of common stock on the record date for such dividend or distribution.  As a result, JCG’s Members received the most recent cash dividend, which was declared on November 11, 2009 and paid on or about January 15, 2010.  No dividends or distributions will be payable to holders of shares of common stock unless the full dividends or distributions are paid to the holders of the Series A Preferred Stock at the same time.  Dividends on the Series A Preferred Stock will be non-cumulative.

Pursuant to that certain Agreement and Plan of Merger, dated February 19, 2008 and amended on May 15, 2008, we agreed to declare and pay annual dividends on our common stock at a rate of not less than $0.10 per share, subject to the above requirements of Delaware law and certain additional contractual restrictions.  We anticipate that future quarterly dividends, if and when declared by the board pursuant to this policy, would likely be distributable on or about the fifteenth day of each of the months of October, January, April and July. There can be no guarantees that we will have the financial wherewithal to fund this dividend in perpetuity or to pay it at historic rates.  Further, the board may decide not to pay the dividend at some future time for financial or non-financial reasons.

JCG

In accordance with the Purchase Agreement, JCG made a cash distribution of $35.0 million to the Members prior to the closing date of December 18, 2009. In addition, to satisfy certain tax obligations of the Members, JCG issued an interest-free promissory note dated December 18, 2009, in the aggregate principal amount of $1.9 million, which was paid by the Company in January 2010.  Prior to the sale, JCG also paid the deferred compensation due an individual for $2.8 million.  See the section entitled, “Cash Distributions Made by JCG to the Members” on page 31 above for more information.

JCG’s BUSINESS

Overview

JCG is one of the largest general contractors based in the Gulf Coast states, and is engaged in highway, industrial and environmental construction, primarily in Louisiana, Texas and Florida.  James is the successor company to T. L. James and Company, Inc., a well-known Louisiana company that has been in business for over 80 years.  Headquartered in Baton Rouge, Louisiana, JCG specializes in highway, industrial and environmental projects and serves government and private clients in a broad geographical region that includes the entire Gulf Coast region of the United States, from Texas to Florida.

JCG has three primary operating divisions: heavy civil; infrastructure and maintenance; and industrial.  JCG’s heavy civil division provides services in heavy civil construction projects, including highway and bridge construction, concrete paving, levee construction, airport runway and taxiway construction and marine facility construction.  JCG’s infrastructure and maintenance division provides services including large earthwork and site development, landfill construction, site remediation and mining support services.  JCG’s industrial division, with a client base comprised primarily of private industrial companies, provides services including all phases of civil and structural construction, mechanical equipment erection, process pipe installation and boiler, furnace and heater installation and repair.

Corporate History

T. L. James and Company., Inc., a privately held general contractor based in Ruston, Louisiana was formed over 80 years ago in 1926.  On July 31, 1998, two individuals, Dominic Iafrate and Angelo E. Iafrate, acquired the operating assets and business of several significant divisions of T. L. James.  As part of the transaction, two privately held Florida limited liability companies were formed:

•                  Angelo Iafrate Construction, L.L.C. (“AIC”) was formed to combine T.L. James’ highway and heavy construction divisions with AICC’s highway construction division; and

•                  James Industrial Constructors, L.L.C. (“JIC”), was formed as a wholly-owned subsidiary of AIC to hold the assets of T.L. James’ industrial division.

On January 1, 2003, JIC merged with and into AIC and AIC, as the surviving entity, changed its name to James Construction Group, L.L.C. (“JCG”)

Angelo Iafrate Construction Company (“AICC”), a privately held general contractor based in Michigan, is a company also owned by the same two individuals, with which JCG had certain related party transactions over the years.

Operating Divisions

JCG has three primary operating divisions: heavy civil; infrastructure and maintenance; and industrial.

Heavy Civil

JCG’s heavy civil division specializes in the building, construction, repair and replacement of infrastructure, primarily in the public works sector.  JCG’s civil contracting services include highway and bridge construction, concrete paving, construction of levee improvements, construction of airport runways and taxiways and construction of marine docks, ports and wharf facilities.

JCG has decades of highway and bridge construction experience, and consistently achieves quality results and timely completion of projects.  JCG employs highly-skilled managers and field staff with the capabilities, work ethic and safety-conscious focus necessary to execute large-scale public infrastructure projects on budget and on time.  Most of this work is performed for state departments of transportation and often occurs in heavily traveled areas.  JCG also has extensive experience working for port commissions on projects that include pile driving and concrete foundation placement for dock facilities and chemical plants situated within the area of port complexes.  JCG has the expertise to handle the challenges and safety issues involved with the construction of infrastructure located near or on bodies of water.

For the nine months ended September 30, 2009, the heavy civil division generated $168.3 million in revenue, accounting for approximately 59% of JCG’s total revenues during such period.  As of September 30, 2009, the heavy civil division had $496 million in backlog, accounting for approximately 86% of JCG’s total backlog as of such date.  For the years ended December 31, 2008, 2007 and 2006, the heavy civil division generated $168.5 million, $152.0 million and $164.8 million in revenue, respectively, accounting for approximately 41.0%, 50.0% and 51.5% of JCG’s total revenues, respectively, during such years.

Infrastructure and Maintenance

JCG’s infrastructure and maintenance division provides services in infrastructure construction and maintenance projects, including large earthwork and site development projects and landfill and remedial construction projects, including remedial services on several CERCLA “superfund” sites.

JCG’s infrastructure and maintenance division has extensive experience performing earthwork and site development projects for major clients including refineries, chemical processing plants, liquefied natural gas terminals, manufacturing facilities, and governmental entities.  JCG has crews specially trained to perform gypsum stack maintenance and closures.  This expertise has earned JCG long-term contracts with several major processing facilities.  JCG’s project teams maintain a daily onsite presence at these facilities, which require byproduct management and infrastructure upgrades.

JCG has performed many multimillion-dollar landfill construction projects, with work ranging from cell construction and expansions to remediation and closures.  JCG’s infrastructure and maintenance division serves municipalities and private clients such as paper mills, chemical plants, and solid waste disposal operations.  JCG’s mine support and float crew operations have the specialized skill and equipment to provide the assistance often need by companies in the phosphate and lignite mining industries.  JCG’s mining management team is experienced with these companies’ unique project needs, and its field staff is trained to perform land clearing, excavation, and site reclamation, as well as drainage and pipeline work.

For the nine months ended September 30, 2009, the infrastructure and maintenance division generated $54.9 million in revenue, accounting for approximately 19% of JCG’s total revenues during such period.  As of September 30, 2009, the infrastructure and maintenance division had $44 million in backlog, accounting for approximately 8% of JCG’s total backlog as of such date.  For the years ended December 31, 2008, 2007 and 2006, the infrastructure and maintenance division generated $121.6 million, $68.5 million and $45.1 million in revenue, respectively, accounting for approximately 29.6%, 22.5% and 14.1% of JCG’s total revenues, respectively, during such years.

Industrial

JCG’s industrial division provides services in industrial construction and maintenance projects, including all phases of civil and structural construction, mechanical equipment erection, process pipe installation and boiler, furnace and heater repair and installation.  Examples of JCG’s industrial civil construction services include pile driving, concrete foundation placement, underground pipe installation and concrete paving.  Project needs are supported by a vast equipment fleet that includes pile driving rigs and a portable concrete mix batch plant.  JCG employs highly experienced project management personnel and craftspeople to accommodate the most complex industrial civil projects.

JCG’s mechanical construction services also include installation of process piping, equipment setting, structural steel erection and final testing. JCG has been enlisted by industrial clients across the Gulf Region to perform the mechanical phase of work associated with greenfield plant construction and facility expansions. JCG’s management teams comply with each client’s specifications to provide innovative solutions to meet unique construction challenges.

For the nine months ended September 30, 2009, the industrial division generated $62.1 million in revenue, accounting for approximately 22% of JCG’s total revenues during such period.  As of September 30, 2009, the industrial division had $31.5 million in backlog, accounting for approximately 6% of JCG’s total backlog as of such date.  For the years ended December 31, 2008, 2007 and 2006, the industrial division generated $120.0 million,

$84.5 million and $110.5 million in revenue, respectively, accounting for approximately 29.2%, 27.5% and 34.5% of JCG’s total revenues, respectively, during such years.

Customers

JCG’s customers include both private and local, state and federal governmental entities.  JCG receives a substantial portion of its revenues from a limited number of customers.  Approximately 49% of JCG’s revenue earned during the nine months ended September 30, 2009 was derived from two customers.   As of September 30, 2009, these two customers accounted for an aggregate of approximately, $21.6 million in accounts receivable.  During the years ended December 31, 2008 and 2007, the two largest customers of JCG by revenue accounted for  52.0% and 48.0% of JCG’s total revenues, respectively.  During the year ended December 31, 2006, the three largest customers accounted for 48.0% of JCG’s total revenues.

Geographic Service Area

JCG is licensed or qualified to perform work in Alabama, Arkansas, Florida, Louisiana, Mississippi, Oklahoma, South Carolina, Tennessee, Texas and Virginia.  A substantial portion of JCG’s business has been concentrated in several key geographic regions.  Historically, a substantial portion of the business for each of JCG’s operating divisions has been derived from projects in Louisiana and Texas, and to a lesser extent, Mississippi, Florida, Arkansas and Alabama.

Subsidiaries and Joint Ventures

JCG has one wholly-owned subsidiary: BTEX Materials, LLC, a Louisiana limited liability company (“BTEX”).  The primary business of BTEX is its 15% partnership interest in Miller American Ltd., a Texas limited partnership (“Miller American”).  Miller American is a supplier of crushed rock and similar materials and provides such materials to JCG.

JCG is currently involved in one joint venture project.  On April 21, 2009, JCG formed St. Bernard Levee Partners LLC, a Delaware limited liability company (“St. Bernard Partners”), as part of a joint venture with two construction firms.  St. Bernard Partners was formed for the purpose of submitting proposals, entering into, and performing contracts with the United States Army Corps of Engineers, for levee improvements to the Chalmette Loop Levee in St. Bernard Parish, Louisiana.  JCG owns 30% of the limited liability company membership interests of St. Bernard Partners.  Profits, losses, gains on sales of assets and tax credits are allocated to each member based on each member’s respective ownership percentage.  JCG was required to make an initial capital contribution of $300,000 to St. Bernard Partners.  Additional cash calls may only be made if approved by all of the members of St. Bernard Partners.  JCG has the right to appoint one member to St. Bernard Partners’ four-person board of managers.

Backlog

As of September 30, 2009, JCG’s “backlog,” or estimated revenue on uncompleted contracts, including the amount of revenue on contracts on which work has not begun, minus the revenue recognized under such contracts, was approximately $571.6 million.

Selective Bidding

JCG selectively bids on projects that it believes offer an opportunity to meet profitability objectives or that offer the opportunity to enter promising new markets.  In addition, JCG reviews bidding opportunities to attempt to minimize concentration of work with any one customer, in any one industry or in stressed labor markets.

Property, Plant and Equipment

JCG owns and maintains both construction and transportation equipment.  For the nine month period ended September 30, 2009, JCG spent $8.9 million in cash for the acquisition of property and equipment and did not incur any debt for the acquisition of property and equipment.  In the years ended December 31, 2008, 2007 and 2006, JCG spent approximately $4.3 million, $15.7 million and $4.2 million, respectively, in cash for property and equipment.  Additionally, in the years ended December 31, 2008, 2007 and 2006, JCG incurred debt for the acquisition of property and equipment in the amounts of approximately $9.2 million, $3.0 million and $3.1 million, respectively.  An estimated breakdown of capital equipment as of September 30, 2009 is as follows:

•                  heavy construction and specialized equipment: 600 units; and

•                  transportation equipment: 104 units.

JCG believes the ownership of equipment is preferable to leasing to ensure that equipment is available as needed.  In addition, such ownership has historically resulted in lower equipment costs.  JCG has attempted to obtain projects that will keep its equipment fully utilized in order to increase profit.  All equipment is subject to scheduled maintenance to insure reliability.  Maintenance facilities exist at each of JCG’s regional offices as well as on-site on major projects to properly service and repair equipment.  Major equipment not currently utilized is rented to third parties to supplement equipment income.

The following summarizes total property, plant and equipment, net of accumulated depreciation, as of September 30, 2009 and December 31, 2008, 2007 and 2006:

	September 30, 2009 (in thousands	December 31, 2008 (in thousands)	December 31, 2007 (in thousands)	December 31, 2006 (in thousands	Useful Life

Buildings and land improvements	$2,110	$2,062	$2,062	$1,995	30/15 years
Machinery and equipment	61,779	58,418	47,697	31,438	7 years
Office furniture and equipment	528	627	704	685	5 years
Construction in progress	12	35	30	11
Land	1,707	1,717	1,724	1,729
Less: accumulated depreciation and amortization	(24,729)	(22,588)	(18,503)	(15,060)
Net property and equipment	$41,407	$40,271	$33,714	$20,798

For major materials and equipment, JCG has a designated relationship manager that coordinates the procurement effort and helps assure volume-pricing status.

Credit Facility

Pursuant to an Amended and Restated Credit Agreement, dated December 11, 2003, as amended (the “Credit Agreement”), JCG and AICC have a $31 million revolving credit facility with JPMorgan Chase Bank, N.A. (“JPMorgan”) and Iberia Bank (“Iberia Bank,” and together with JPMorgan collectively, the “Lenders”).  The Credit Agreement, as amended, expires on February 28, 2010.

During the term of the Credit Agreement, JCG and AICC may borrow up to $31 million in revolving credit advances and up to $3 million in “swingline” loans from the Lenders.  However, the aggregate principal amount of all revolving credit advances and swingline loans outstanding at any given time may not exceed $31 million.  In addition, during the term of the Credit Agreement, JCG and AICC may borrow up to $18 million through letters of credit issued by JPMorgan.  As of September 30, 2009, the outstanding balance of revolving credit advances and swingline loans for JCG and AICC was $-0- and $-0-, respectively.  As of September 30, 2009, letters of credit issued and outstanding were $11.8 million.

Advances and loans made pursuant to the Credit Agreement bear interest at: (i) JPMorgan’s prime rate; (ii) the rate published by the Federal Reserve Bank of New York; or (iii) LIBOR, in each case plus an applicable margin that is based on JCG’s and AICC’s fixed charge ratio, as defined in the Credit Agreement.  Amounts borrowed by JCG and AICC pursuant to the Credit Agreement are secured by substantially all of the assets of JCG and AICC.

Further, pursuant to the Credit Agreement, JCG and AICC have certain net worth restrictions, restrictions on entering into loans or making certain advances, making any acquisitions and certain other financial covenants.

On December 18, 2009, the date of the closing of the Acquisition, the Credit Agreement was amended.  The amendment allowed Primoris to assume the existing JCG equipment leases, agreed that no funds could be drawn against the revolving credit advances and swingline loans, agreed to extend the $5.6 million letters of credit to February 28, 2010 and agreed the Credit Agreement is to expire on February 28, 2010.  At the date of the amendment, there were no amounts outstanding under the revolving credit advance line and swingline loans.

Insurance and Bonding

The nature of JCG’s business exposes JCG to a certain degree of risk of liability.  JCG manages this exposure through a combination of general liability and excess liability insurance in amounts consistent with industry practices, which insurance policies cover, among other things, JCG’s equipment.  JCG also maintains workers compensation and directors and officers insurance.  Management believes that JCG’s insurance programs are adequate.  JCG maintains a diligent safety and risk management program.  Through JCG’s safety director and the employment of a large staff of regional and site specific safety managers, JCG has been able to effectively assess and control potential losses and liabilities in both the pre-construction and performance phases of its projects.  JCG will continue to focus on safety in the workplace, although no assurance can be given that all accidents or injuries can or will be prevented in the workplace.

In connection with JCG’s business, JCG generally is required to provide various types of surety bonds guaranteeing its performance under certain public and private sector contracts.  JCG’s ability to obtain surety bonds depends upon its capitalization, working capital, backlog, past performance, management expertise and other factors.  Surety companies consider such factors in light of the amount of surety bonds then outstanding for JCG and their current underwriting standards, which may change from time to time.  Subsequent to the closing of the Acquisition, we increased our bonding capacity with certain surety companies for the combined companies, under which JCG now utilizes the new bonding arrangements.

Competition

JCG faces substantial competition on large construction projects from regional and national contractors.  Competitors on small construction projects range from a few large construction companies to a variety of smaller contractors.  JCG competes with many local and regional firms for construction services and with a number of large firms on select projects.  Each operating division faces varied competition depending on the type of project and services offered.  JCG believes that the primary factors of competition are price, reputation for quality, delivery and safety, relevant experience, availability of skilled labor, machinery and equipment, financial strength, knowledge of local markets and conditions and estimating abilities.  JCG believes that it competes favorably in all of the foregoing factors.

Employees

As of September 30, 2009, JCG employed 317 salaried employees and 1,458 hourly employees.  The total number of hourly personnel employed is subject to the volume of construction in progress.  The following is a summary of employees by function and geography at September 30, 2009:

	Louisiana	Texas	Other US States	Total
Salaried	245	43	29	317
Hourly	1,057	269	132	1,458
Total	1,302	312	161	1,775

JCG offers its employees a variety of benefit plans, including, among others, medical, dental and life insurance and a 401(k) plan.  JCG has experienced no recent work stoppages and believes its employee relations are good.

Facilities

JCG leases approximately 27,000 square feet of office space in Baton Rouge, Louisiana for its corporate headquarters pursuant to a lease that expires on December 31, 2012, at $27,674 per month.  JCG also has four local offices.  JCG leases approximately 2,500 square feet of office space in Lafayette, Louisiana pursuant to a lease that expires on March 31, 2010 and approximately 2,400 square feet of office space in Bartow, Florida pursuant to a lease that expires on September 30, 2010.  JCG owns the land and office building for the remaining two offices, one located in Belton, Texas and the other in Ruston, Louisiana.  In connection with JCG’s various projects, from time to time JCG may also enter into leases for office space located at a particular project site, which offices function as JCG’s operational headquarters for the specific project.  Typically, the rent is paid on a monthly basis and the lease terminates upon completion of the project.

Legal Proceedings

JCG is from time to time subject to claims and legal proceedings arising out of its business.  JCG has been named as one of many defendants in several lawsuits arising out of the levee failures during Hurricane Katrina.  Management believes that JCG has meritorious defenses to these claims.  Although we are unable to ascertain the ultimate outcome of such matters, after review and consultation with counsel and taking into consideration relevant insurance coverage and related deductibles, management believes that the outcome of these matters will not have a materially adverse effect on our financial condition or results of operations following the Acquisition.

JCG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

JCG is one of the largest general contractors based in the Gulf Coast states, and is engaged in highway, industrial and environmental construction, primarily in Louisiana, Texas and Florida.  JCG is the successor company to T. L. James and Company., Inc., a well-known Louisiana company that has been in business for over 80 years. JCG provides a wide range of construction, and maintenance services to major state transportation departments, local municipalities and companies in the petrochemical, energy, paper and pulp and agriculture industries.  Substantial portions of JCG’s activities are performed in the Gulf Coast (Texas through Florida).  On December 18, 2009, JCG was acquired by Primoris Services Corporation.

JCG has three primary operating divisions which include the following:

Heavy Civil Division:

The heavy civil division specializes in a range of services that include designing, the building, construction, repair and replacement of infrastructure, primarily in the public works sector.  JCG’s civil contracting services include highway and bridge construction, concrete paving, construction of levee improvements, construction of airport runways and taxiways and construction of marine docks, ports and wharf facilities.

JCG has decades of highway and bridge construction experience, and consistently achieves quality results and timely completion of projects.  JCG employs highly-skilled managers and field staff with the capabilities, work ethic and safety-conscious focus necessary to execute large-scale public infrastructure projects on budget and on time.  Most of this work is performed for state departments of transportation and often occurs in heavily traveled areas.  JCG also has extensive experience working for port commissions on projects that include pile driving and concrete foundation placement for dock facilities and chemical plants situated within the area of port complexes.  JCG has the expertise to handle the challenges and safety issues involved with the construction of infrastructure located near or on bodies of water.

Industrial Division:

The industrial division provides services in industrial construction and maintenance projects, including all phases of civil and structural construction, mechanical equipment erection, process pipe installation and boiler, furnace and heater repair and installation.  Examples of JCG’s industrial civil construction services include pile driving, concrete foundation placement, underground pipe installation and concrete paving.  Project needs are supported by a vast equipment fleet that includes pile driving rigs and a portable concrete mix batch plant.  JCG employs highly experienced project management personnel and craftspeople to accommodate the most complex industrial civil projects.

JCG’s mechanical construction services also include installation of process piping, equipment setting, structural steel erection and final testing. JCG has been enlisted by industrial clients across the Gulf Region to perform the mechanical phase of work associated with greenfield plant construction and facility expansions.

Infrastructure and Maintenance Division:

The infrastructure and maintenance division provides services in infrastructure construction and maintenance projects, including large earthwork and site development projects and landfill and remedial construction projects, including remedial services on several CERCLA “superfund” sites.

The infrastructure and maintenance division has extensive experience performing earthwork and site development projects for major clients including refineries, chemical processing plants, liquefied natural gas terminals, manufacturing facilities, and governmental entities.  JCG has crews specially trained to perform gypsum stack maintenance and closures.  This expertise has earned JCG long-term contracts with several major processing facilities.  JCG’s project teams maintain a daily onsite presence at these facilities, which require byproduct management and infrastructure upgrades.

JCG has performed many multimillion-dollar landfill construction projects, with work ranging from cell construction and expansions to remediation and closures.  The infrastructure and maintenance division serves municipalities and private clients such as paper mills, chemical plants, and solid waste disposal operations.  JCG’s mine support and float crew operations have the specialized skill and equipment to provide the assistance often need by companies in the phosphate and lignite mining industries.  JCG’s mining management team is experienced with these companies’ unique project needs, and its field staff is trained to perform land clearing, excavation, and site reclamation, as well as drainage and pipeline work.

Material trends and uncertainties

JCG generates its revenue from both large and small construction projects. The award of these contracts is dependent on a number of factors, many of which are not within JCG’s control. Business in the construction industry is cyclical. JCG depends in part on spending by companies in the energy, and oil and gas industries, as well as state, municipal and federal customers. Over the past several years, JCG has benefited from demand for more efficient and more environmentally friendly energy and power facilities and from the strength of the oil and gas industry. Economic factors outside of JCG’s control may affect the amount and size of contracts in any particular period.

The current economic issues in the financial markets will likely continue to have some impact on JCG’s future results. While JCG currently has adequate backlog and projects to bid, JCG is uncertain as to how the current global financial turmoil will impact its clients who provide its future work.

Seasonality and cyclicality

JCG’s operating results can be subject to seasonal and cyclical variations. Weather, particularly rain, can impact JCG’s ability to perform construction work. JCG’s clients’ budget cycles have an impact on the timing of project awards. Accordingly, JCG’s financial condition and operating results may vary from quarter-to-quarter.

Results of operations

The following tables set forth JCG’s operating results for the specified periods by amount and as a percentage of its total revenues for those periods:

	Three months ended September 30,		Nine months ended September 30,		Years ended December 31,
Statement of Operations Data:	2009	2008	2009	2008	2008	2007	2006
(Amounts in thousands)

Contract revenues earned	$101,107	$99,273	$285,457	$295,249	$410,645	$304,561	$320,099

Gross profit	9,887	11,180	30,079	33,159	46,499	30,366	28,571

General and administrative expenses	3,168	4,021	11,153	10,943	13,361	13,346	12,432

Operating profit	6,719	7,159	18,926	22,216	33,138	17,020	16,139

Goodwill impairment loss	—	—	—	—	(1,913)	—	—
Other income (expense)	(2)	31	551	499	561	592	(279)
Gain on disposals of property and equipment	106	209	1,490	1,009	1,060	1,146	731

Income before income taxes	$6,823	$7,399	$20,967	$23,724	$32,846	$18,757	$16,591

	Three months ended September 30,		Nine months ended September 30,		Years ended December 31,
Statement of Operations Data:	2009	2008	2009	2008	2008	2007	2006

Contract revenues earned	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Gross profit	9.8%	11.3%	10.5%	11.2%	11.3%	10.0%	8.9%

General and administrative expenses	3.1%	4.1%	3.9%	3.7%	3.2%	4.4%	3.9%

Operating profit	6.7%	7.2%	6.6%	7.5%	8.1%	5.6%	5.0%

Goodwill impairment loss	—	—	—	—	(0.5)%	—	—
Other income (expense)	—	—	0.2%	0.2%	0.1%	0.2%	(0.1)%
Gain on disposals of property and equipment	0.1%	0.2%	0.6%	0.3%	0.3%	0.4%	0.2%

Income before income taxes	6.8%	7.4%	7.4%	8.0%	8.0%	6.2%	5.1%

Comparison of three months ended September 30, 2009 and 2008

Revenue for the three months ended September 30, 2009 increased by $1.8 million, or 1.8%, from the same period in the prior year to $101.1 million.  This increase in revenue was primarily as a result of increased revenues for certain projects, primarily state and local highway, bridge and levy projects.

Gross profit decreased by $1.3 million, or 11.6%, for the three months ended September 30, 2009, as compared to the same period in 2008, reflecting a shift of work from higher margin industrial division work to heavy civil division projects, which typically contribute lower margins. For 2009, gross profit provided by the industrial division and the infrastructure and maintenance division represented 50.4% of the total gross profit compared to 67.3% of total gross profit in 2008.

General and administrative expenses decreased by $0.8 million, or 21.2%, for the three months ended September 30, 2009, as compared to the same period in 2008. The decrease was primarily due to a reduction in the incentive compensation for the period.

Gain on disposals of equipment decreased $0.1 million from the same period in the prior year to $0.1 million primarily due to the timing of the sale of certain equipment.

Comparison of Nine Months Ended September 30, 2009 and 2008

Revenue for the nine months ended September 30, 2009 decreased by $9.8 million, or 3.4%, from the same period in the prior year to $285.5 million.  This decrease in revenue was due primarily to revenue associated with the completion of a large infrastructure and maintenance contract during the same period in 2008.

Gross profit decreased by $3.1 million, or 9.3%, for the nine months ended September 30, 2009, as compared to the same period in 2008, reflecting lower margin work on heavy civil projects. Gross profit on heavy civil projects represented 49.6% of total gross profit for the nine months ended September 30, 2009 compared to 31.9% of total gross profit for the same period in 2008.  Gross profit for the nine month period ended September 30, 2009 generated by industrial projects represented 26.1% of total gross profit and infrastructure and maintenance projects provided 24.4% of total gross profit, compared to 34.2% and 32.1% for the same period in 2008, respectively.

General and administrative expenses increased by $0.2 million, or 1.9%, for the nine months ended September 30, 2009, as compared to 2008, primarily due to lower activity whereby project staff costs were charged to general and administrative expenses rather than to projects.

Gain on disposals of property and equipment increased $0.5 million for the nine months ended September 30, 2009 due to the sale of various pieces of heavy equipment as compared to the same period in the prior year.

Comparison of years ended December 31, 2008 and 2007

Revenue for the year ended December 31, 2008 increased by $106.1 million, or 34.8%, from the same period in the prior year to $410.6 million.  This increase in revenue was primarily as a result of work performed on a large infrastructure and maintenance project.

Gross profit increased by $16.1 million, or 53.1%, for the year ended December 31, 2008, as compared to the same period in 2007 reflecting higher margin work in the infrastructure and maintenance division.   For 2008, gross profit provided by the heavy civil division represented 31.4% of the total gross profit compared to 43.0% of total gross profit in 2007. Gross profit provided by the industrial division represented 32.4% of total gross profit and the infrastructure and maintenance division provided 34.8% of total gross profit compared to 36.2% and 21.8% for the same period in 2007, respectively.

In 1999, in an effort to strengthen JCG’s presence in the pulp and paper industry, JCG acquired two entities specializing in this market.  These acquisitions resulted in JCG recording goodwill.  Prior to 2008, there was no impairment of the goodwill recognized.  In 2008, due in large part to the economic downturn in the pulp and paper industry and its impact on JCG’s strategic objectives in this industrial market, JCG recognized a full impairment of this goodwill.  The goodwill impairment loss recognized during the year ended December 31, 2008 totaled $1.9 million.

Comparison of Years Ended December 31, 2007 and 2006

Revenue for the year ended December 31, 2007 decreased by $15.5 million, or 4.8%, from the same period in the prior year to $304.5 million.  This decreased revenue was primarily as a result of one-time increase in repair projects performed in 2006 on levees in New Orleans following Hurricane Katrina.

Gross profit increased by $1.8 million, or 6.3%, for the year ended December 31, 2007, as compared to the same period in 2006 reflecting a higher margin as a result of completion of certain lower margin projects performed in 2006.  For 2007, gross profit provided by the heavy civil division represented 43.0% of the total gross profit compared to 46.9% of total gross profit in 2006.  Gross profit provided by the industrial division represented 36.5% of total gross profit in 2007 compared to 38.7% in 2006, and the infrastructure and maintenance division provided 21.9% of total gross profit in 2007 compared to 19.9% in 2006.

General and administrative expenses increased by $0.9 million, or 7.3%, for the year ended December 31, 2007, as compared to 2006. The increase was primarily due to an increase in incentive compensation for the period.

Other income increased $0.9 for the year ended December 31, 2007 compared to the same period in the prior year due to interest earned on larger bank balances held during the year.

Gain on disposals of property and equipment increased $0.4 for the year ended December 31, 2007 due to the sale of various pieces of heavy equipment as compared to the same period in the prior year.

Provision for Income Taxes

For United States federal income tax purposes, JCG has been taxed as an S-Corporation and, accordingly, any United States federal income tax obligation was the personal liability of its members.

Critical Accounting Policies and Estimates

General—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires JCG to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and also affect the amounts of revenues and expenses reported for each period. These estimates and assumptions must be made because certain information that is used in the preparation of JCG’s financial statements cannot be calculated with a high degree of precision from data available, is dependent on future events or is not capable of being readily calculated based on generally accepted methodologies. Often, these estimates are particularly difficult to determine and JCG must exercise significant judgment. Estimates may be used in JCG’s assessments of revenue recognition under percentage-of-completion accounting, useful lives of property and equipment, fair value assumptions in analyzing goodwill and long-lived asset impairments and self-insured claims liabilities. Actual results could differ from those that result from using the estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be based on assumptions about matters that are highly uncertain at the time the estimate is made, and different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact JCG’s consolidated financial statements.

The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on the relevant information available at the end of each period.

Fixed-price contracts—Fixed-price contracts carry certain inherent risks, including underestimation of costs, problems with new technologies and economic and other changes that may occur over the contract period. JCG recognizes revenues using the percentage-of-completion method for fixed-price contracts, which may result in uneven and irregular results. Unforeseen events and circumstances can alter the estimate of the costs and potential profit associated with a particular contract. To the extent that original cost estimates are modified, estimated costs to complete increase, delivery schedules are delayed, or progress under a contract is otherwise impeded, cash flow, revenue recognition and profitability from a particular contract may be overstated or understated.

Revenue recognition—JCG typically structures contracts as unit-price, time and material, fixed-price or cost plus fixed fee. JCG believes that its operating results should be evaluated over a time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized.

JCG recognizes revenue on the percentage-of-completion method for all of the types of contracts described in the paragraph above. Under the percentage-of-completion method, estimated contract income and resulting revenue is generally accrued based on costs incurred to date as a percentage of total estimated costs. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, and the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the timing of revenue recognition. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined.

JCG considers unapproved change orders to be contract variations on which JCG has customer approval for scope change, but not for price change associated with such scope change. Costs associated with unapproved change orders are included in the estimated cost to complete the contracts and are expensed as incurred. JCG recognizes revenue equal to costs incurred on unapproved change orders when realization of price approval is probable and the estimated amount is equal to or greater than costs related to the unapproved change order. Revenue recognized on unapproved change orders is included in “costs and estimated earnings in excess of billings” on the consolidated balance sheets.

Unapproved change orders involve the use of estimates, and it is reasonably possible that revisions to the estimated costs and recoverable amounts may be required in future reporting periods to reflect changes in estimates or final agreements with customers.

JCG considers claims to be amounts it seeks to collect from customers or others for customer-caused changes in contract specifications or design, or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers on both scope and price changes. Revenue from claims is recognized when agreement is reached with customers as to the value of the claims, which in some instances may not occur until after completion of work under the contract. Costs associated with claims are included in the estimated costs to complete the contracts and are expensed when incurred.

Income taxes— For United States federal income tax purposes, JCG has been taxed as an S-Corporation and, accordingly, any United States federal income tax obligation was the personal liability of its members.

As of September 30, 2009, JCG distributed $14.9 million to its members for their estimated tax liability attributable to the taxable income of JCG.  In January 2010, JCG paid a $1.9 million distribution for the remaining balance of estimated tax liabilities attributable to the taxable income.

Goodwill— In 1999, in an effort to strengthen JCG’s presence in the pulp and paper industry, it acquired two entities specializing in this market.  These acquisitions resulted in JCG recording goodwill of approximately $1.9 million. Prior to 2008, there was no impairment of the goodwill recognized.  In 2008, due in large part to the economic downturn in the pulp and paper industry and its impact on JCG’s strategic objectives in this industrial market, JCG recognized a full impairment of this goodwill. The goodwill impairment loss recognized during the year ended December 31, 2008 totaled $1.9 million.

There was no balance for goodwill as of September 30, 2009 or December 31, 2008.  As of December 31, 2007 and 2006, the balance for goodwill was approximately $1.9 million.

Uninstalled Contract Materials—Uninstalled contract materials consist of various contract material cost incurred on uncompleted construction projects that have not been installed as of the balance sheet date.  Uninstalled contract materials are carried at the lower of cost or market using the first-in, first-out method.

Long-Lived Assets—Assets held and used by JCG, primarily property, plant and equipment, are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. JCG performs undiscounted operation cash flow analyses to determine if impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, JCG groups assets and liabilities at the lowest level for which cash flows are separately identified. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. The calculation of the fair value of long-lived assets is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk. Since judgment is involved in determining the fair value and useful lives of long-lived assets, there is a risk that the carrying value of our long-lived assets may be overstated or understated.

Reserve for uninsured risks—Estimates are inherent in the assessment of JCG’s exposure to material uninsured risks. Significant judgments by JCG and reliance on third-party experts are utilized in determining probable and/or reasonably estimable amounts to be recorded or disclosed in the financial statements. The results of any changes in accounting estimates are reflected in the financial statements of the period in which the changes are determined.

JCG is self-insured for general liability and has large deductible plans for workers’ compensation and automobile liability claims. JCG accrued the estimated liability for claims through September 30, 2009, including provisions for claims incurred but not reported.

JCG, and other companies related through common ownership, have obtained automobile liability, general liability and workers’ compensation insurance for the policy year April 1, 2009 through March 31, 2010 as follows:

•      The large deductible program insures JCG, and related companies, for losses exceeding $500,000 for workers’ compensation and losses exceeding $250,000 for general liability and automobile liability.

•      Umbrella insurance for all three lines to a limit of $20 million over primary.

Maximum aggregate exposure for JCG’s losses, as well as the related companies, for workers’ compensation, general liability and automobile liability is approximately $8.7 million per contract arrangement with the insurance company for the policy year. JCG’s accruals are based on judgment, the probability of losses, and where applicable, the consideration of opinions of internal and/or external legal counsel. The amount is included in “accrued liabilities” on JCG’s balance sheets. Actual payments that may be made in the future could materially differ from such reserves.

Liquidity and Capital Resources

Recent global market and economic conditions have been, and continue to be, disrupted and volatile having an adverse impact on financial markets in general. The volatility has reached unprecedented levels. As a result of concern about the stability of the markets and the strength of counterparties, many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers resulting in severely diminished liquidity and credit availability. At this time, the extent to which these conditions will persist is unclear. To date, JCG’s cost and availability of funding has not been adversely affected by illiquid credit markets, and JCG does not expect it to be materially impacted in the near future.

We believe that we will be able to support our ongoing working capital needs through cash on hand, operating cash flows and the availability under the existing Primoris credit facilities throughout the year 2010.

At September 30, 2009, JCG’s net cash balance was $62.6 million. JCG believes that its cash position, amounts available under its credit facilities and cash provided by operating activities will be adequate to cover its operational and business needs at least through the remainder of 2010.

Cash Flows

Cash flows during the specified periods are summarized as follows:

	Nine months ended September 30,		Years ended December 31,
Change in cash	2009	2008	2008	2007	2006
(Amounts in thousands)

Net cash provided in operating activities	$44,766	$24,434	$51,036	$24,061	$27,447

Net cash used in investing activities	(5,495)	(4,350)	(2,332)	(13,477)	(2,866)

Net cash used by financing activities	(22,033)	(18,633)	(23,506)	(12,684)	(10,814)
Net change in cash - increase/(decrease)	$17,238	$1,451	$25,199	$(2,099)	$13,767

Operating Activities

The source of cash flow from operating activities and the use of a portion of that cash in operations for the specified periods were as follows:

	Nine months ended September 30,		Years ended December 31,
Operating activities	2009	2008	2008	2007	2006
(Amounts in thousands)

Income before income taxes	$20,967	$23,724	$32,846	$18,757	$16,591
Depreciation and amortization	5,684	4,466	6,053	4,669	3,773
Gain on sale of property and equipment	(1,490)	(1,009)	(1,060)	(1,146)	(731)
Goodwill impairment loss	—	—	1,913	—	—
Changes in assets and liabilities	19,606	(2,747)	11,284	1,781	7,814

Net cash (used in) provided by operating activities	$44,766	$24,434	$51,036	$24,061	$27,447

Nine months ended September 30, 2009:

For the nine months ended September 30, 2009, the changes in assets and liabilities increased operating cash flow by $19.6 million.  The components of this change are included in the consolidated statements of cash flow.  The significant changes included a $2.1 million increase in accounts receivable, $1.7 million decrease in uninstalled contract materials, $2.4 million increase in other assets and a $6.3 million increase in accounts payable. In addition, the billings in excess of costs and estimated earnings increased by $14.3 million while costs and estimated earnings in excess of billings increased $2.4 million.

The increases in billings in excess of costs and estimated earnings were principally due to improved billing and collection procedures, the nature and type of projects, and the general market environment. The increase in costs and estimated earnings in excess of billings derived from timing of costs incurred versus contractual limitations on our ability to bill customers.

As of September 30, 2009, accounts receivable represented 26.1% of total assets. JCG has good collection history stemming from many factors, including performing work for recurring customers and substantial pre-acceptance review of the financial worthiness and credit history of new customers.

During the year ended September 30, 2009 JCG’s operations provided cash of $44.8 million. While this was a substantial cash inflow, $14.3 million represented billings in excess of costs and estimated earnings, meaning that JCG received cash prior to performing the required work. If there were a general reduction in the amount of work being performed by JCG, JCG may experience decreases in cash as it uses the cash paid in advance to complete the work to be performed.

Year ended December 31, 2008

For the year ended December 31, 2008, the changes in assets and liabilities increased operating cash flow by $11.3 million. The components of this change are included in the consolidated statements of cash flow. The significant changes include a $4.9 million decrease in accounts receivable, a $2.7 million decrease in accounts payable and a $7.2 million increase in accrued liabilities. In addition, billings in excess of costs and estimated earnings increased by $11.8 million while costs and estimated earnings in excess of billings decreased by $1.0 million and project inventory increased by $11.4 million.

The increases in billings in excess of costs and estimated earnings were principally due to improved billing and collection procedures, the nature and type of projects and the general market environment. The increase in costs and estimated earnings in excess of billings derived from timing of costs incurred versus contractual limitations on our ability to bill customers.  The increase in project inventory was due to the purchase of precast material for a large state project in Port Fourchon, LA.

As of December 31, 2008, accounts receivable represented 35.6% of total assets. JCG has good collection history stemming from many factors, including performing work for recurring customers and substantial pre-acceptance review of the financial worthiness and credit history of new customers. JCG bills customers on an ongoing basis as projects are being constructed. As a contractor, JCG has certain lien rights that can provide additional security on the accounts receivable that are generated, which may give priority to it over lenders or certain other creditors of the project.

During the year ended December 31, 2008 JCG’s operations provided cash of $51.0 million. While this was a substantial cash inflow, $11.8 million represented billings in excess of costs and estimated earnings, meaning that JCG received cash prior to performing the required work, and if there were a general reduction in the amount of work being performed by it, JCG may experience decreases in cash as it uses the cash paid in advance to complete the work to be performed.

Investing activities

	Nine months ended September 30,		Years ended December 31,
Investing activities	2009	2008	2008	2007	2006
(Amounts in thousands)

Capital expenditures – cash	$(8,942)	$(6,288)	$(4,341)	$(15,660)	$(4,217)
Capital expenditures – financed	$—	$(4,093)	$(9,218)	$(2,962)	$(3,126)

JCG purchased property and equipment for $8.9 million for the nine months ended September 30, 2009 and  $13.6 million, $18.6 million and $7.3 million during the years ended December 31, 2008, 2007 and 2006, respectively, principally for our construction activities. For the nine months ended September 30, 2009, JCG paid $8.9 million in cash. For 2008 purchases, JCG paid $4.4 million in cash and incurred $9.2 million in additional loan obligations. The loans were secured by the underlying equipment. JCG believes the ownership of equipment is generally preferable to renting equipment on a project-by-project basis, as ownership helps to ensure the equipment is available for JCG’s workloads when needed. In addition, ownership has historically resulted in lower overall equipment costs.

JCG’s 2007 and 2008 purchases were at a higher level than previous years as it began to upgrade its fleet and procured project specific equipment.

JCG periodically sells and acquire equipment, typically to update its fleet. JCG received proceeds from the sale of used equipment of $3.6 million for the nine months ended September 30, 2009 and $2.0 million for the year ended December 31, 2008.

Financing activities

Nine months ended September 30, 2009:

Financing activities required the use of $22.0 million of cash during the nine months ended September 30, 2009. Significant transactions using cash flows from financing activities included:

•                   Cash distributions of $18.9 million were paid to the Members during the first nine months of 2009. JCG provided distributions to the Members during the period which JCG was taxed as an S-Corporation, principally to allow them to pay their personal income tax liability stemming from the profits of JCG; and

•                   Net payments of $3.1 million on long-term debt.

Year ended December 31, 2008

Financing activities required the use of $23.5 million of cash during the year ended December 31, 2008. Significant transactions using cash flows from financing activities included:

•                  Cash distributions of $13.9 million were paid to the Members during 2008. JCG provided distributions to the Members during the period which JCG was taxed as an S-Corporation, principally to allow them to pay their personal income tax liability stemming from the profits of JCG.

•                  Net payments of $10.0 million on long-term debt; and

•                  $2.9 million in repayment of long-term debt during the years ended December 31, 2008, based on scheduled maturities of such debt.

Common Stock

As of December 18, 2009, JCG became a wholly owned subsidiary of Primoris Services Corporation.

Credit agreements

JCG and AICC, a related party, had a revolving credit agreement with a bank that allowed for borrowings as follows:

Revolving credit advances	$31,000,000
Swingline loans	$3,000,000
Letters of credit	$15,000,000
Aggregate limit on above	$31,000,000

The credit agreement is collateralized by substantially all of the assets of JCG and AICC, guaranteed by certain companies related though common ownership, and provides for restrictions on dividends and distributions and the maintenance of certain financial ratios.  Letters of credit issued and outstanding under the revolving credit agreement for JCG and AICC totaled $11.8 million as of September 30, 2009 and $7.4 million as of December 31, 2008. As of September 30, 2009 and as of December 31, 2008 there was no outstanding balance under the revolving credit agreement for both JCG and for AICC.

On the date of the closing of the Acquisition, December 18, 2009, the Credit Agreement was amended.  The amendment extended the outstanding letters of credit of $5.6 million, to February 28, 2010.  The amendment also provided that Primoris assumed the existing equipment leases.  Additionally, there were no amounts outstanding for the revolving credit advances and swingline loans as of December 18, 2009, and JCG could not draw any funds on the Credit Agreement subsequent to December 18, 2009.  The Credit Agreement, as amended on December 18, 2009, expires February 28, 2010

Related Party Transactions:

During the nine months ended September 30, 2009, JCG received payments of approximately $113,000 for administrative services provided by JCG to AICC.  During the year ended December 31, 2008, JCG paid AICC approximately $30,000 for the rental of construction equipment.  During 2008, JCG received payments of approximately $143,000 for administrative services provided by JCG to AICC.

Contractual Obligations and Commitments:

A summary of contractual obligations as of September 30, 2009 were as follows:

	Total	1 Year	2 - 3 Years	4 - 5 Years	After 5 Years

	(In Thousands)

Equipment operating leases	$11,107	$5.331	$3,992	$1,784	$—
Interest on long-term debt	1,322	540	626	156	—
Real property leases	1,128	378	750	—	—

	$13,557	$6,249	$5,368	$1,940	$—
Stand-by letters of credit	$5,565	$5,565	$—	$—	$—

The interest amount represents interest payments for our fixed rate debt assuming that principal payments are made as originally scheduled.

Off Balance Sheet Transactions

The following represent transactions, obligations or relationships that could be considered material off-balance sheet arrangements.

•                  Letters of credit issued under our lines of credit. At September 30, 2009, JCG had letters of credit outstanding of $11.8 million.

•                  Equipment operating leases totaling $8.3 million at September 30, 2009.

Backlog

In the industries in which JCG operates, backlog can be considered an indicator of potential future performance because it represents a portion of the future revenue stream. Different companies in JCG’s industry define backlog differently. JCG considers backlog as the anticipated revenue from the uncompleted portions of existing contracts. JCG calculates backlog differently for different types of contracts. For JCG’s fixed price and fixed unit price contracts, JCG includes the full remaining portion of the contract in its calculation. Since ultimate revenue amount is difficult to determine, JCG does not include unit-price, time-and-equipment, time-and-materials and cost-plus contracts in the calculation of backlog.

Most fixed price contracts may be terminated by JCG’s customers on relatively short notice. In the event of a project cancellation, JCG may be reimbursed for certain costs, but typically, JCG has no contractual right to the total revenues reflected in backlog. Projects may remain in backlog for extended periods of time.

As of September 30, 2009, our total backlog of $571.6 million increased $82.5 million, or 16.9%, from $489.1 million as of September 30, 2008.

Backlog as of the indicated periods was as follows, in thousands:

As of September 30,		As of December 31,
2009	2008	2008	2007	2006

$571.6	$489.1	$540.0	$395.5	$255.5

JCG’s backlog at any point in time may not accurately represent the revenue that it expects to realize during any period.

Effects of Inflation and Changing Prices

JCG’s operations are affected by increases in prices, whether caused by inflation or other economic factors. JCG attempts to recover anticipated increases in the cost of labor, equipment, fuel and materials through price escalation provisions in certain major contracts or by considering the estimated effect of such increases when bidding or pricing new work or by entering into back-to-back contracts with suppliers and subcontractors.

BENEFICIAL OWNERSHIP OF PRIMORIS COMMON STOCK

The following table and footnotes set forth as of                 , 2010 the beneficial ownership of our common stock held by (i) each person or group of persons known to us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each director and executive officer of Primoris, and (iii) all current directors and executive officers of Primoris as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes all shares over which the beneficial owner exercises voting or investment power.  Options and warrants to purchase our common stock that are presently exercisable or exercisable within 60 days of the date of this proxy statement are included in the total number of shares beneficially owned for the person holding these options or warrants and are considered outstanding for the purpose of calculating percentage ownership of the particular holder.  All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such person.  Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.  Unless otherwise stated, the business address of each of our executive officers and directors is 26000 Commercentre Drive, Lake Forest, California 92630:

Name and Address of Beneficial Owner (1)	No. of Shares Currently Beneficially Owned	Current Percent of Class (2)	No. of Shares Beneficially Owned Assuming Conversion of Series A Preferred Stock (3)	Percent of Class Assuming Conversion of Series A Preferred Stock (4)
5% or Greater Stockholders:
Arline Pratt (5)	2,777,495	8.49%	2,777,495	6.79%
Dominic Iafrate (6)	—	—%	2,202,265	5.39%
Angelo E. Iafrate (7)	—	—%	2,271,084	5.55%

Named Executive Officers and directors:
Brian Pratt (8)	19,028,549	58.18%	19,028,549	46.54%
Scott E. Summers (8)(9)	1,352,986	4.14%	1,352,986	3.31%
John P. Schauerman (8)(10)	1,281,462	3.92%	1,281,462	3.13%
John M. Perisich (11)	119,206	* %	119,206	* %
Alfons Theeuwes (12)	236,219	* %	236,219	* %
Eric S. Rosenfeld (13)	1,985,476	6.07%	1,985,476	4.86%
Peter J. Moerbeek (14)	5,000	* %	5,000	* %
Stephen C. Cook (15)	9,400	* %	9,400	* %
David D. Sgro (16)	21,000	* %	21,000	* %
Thomas E. Tucker (17)	32,136	* %	32,136	* %
Peter C. Brown (18)	—	—%	—	—%
Michael D. Killgore (19)	—	—%	786,349	* %
Robert A. Tinstman (20)	—	—%	—	—%
All directors and executive officers as a group (13 individuals)	21,436,986	65.55%	22,223,335	54.35%

*      Represents holdings of less than one percent.

(1)   This table lists voting securities, including shares held of record, shares held by a bank, broker or nominee for the person’s interest and shares held through family trust arrangements.

(2)   Based on [32,704,903] shares of common stock outstanding as of                           , 2010.

(3)   Pursuant to the terms and conditions of the Certificate of Designations, each share of Series A Preferred Stock is convertible into 100 shares of our common stock.  However, pursuant to the Certificate of Designations, the Series A Preferred Stock may only be converted into shares of common stock upon the approval of such conversion by our stockholders.  We have excluded from this calculation the shares that may be issued to the

JCG Members after the closing of the Acquisition in connection with the Earnout payment because they have not been earned yet.

(4)   Based on [40,890,181] shares of common stock, which assumes the conversion of the 81,852.78 shares of Series A Preferred Stock outstanding as of                           , 2010 into 8,185,278 shares of common stock.  The table reflects the percentages based upon the expectation that our stockholders will approve of the conversion of the Series A Preferred Stock and the issuance of the underlying shares of common stock.

(5)   Represents 2,437,758 shares of common stock held by the Pratt Family Trust, of which Ms. Pratt is the sole trustee and 339,737 shares of common stock held by the Pratt Family Bypass Trust, of which Ms. Pratt is the sole trustee. The principal business address of Ms. Pratt is 402 Fairway Drive, Bakersfield, California, 93309.

(6)   Includes 825,849 shares of common stock issuable upon the conversion of 8,258.49 shares of Series A Preferred Stock held directly by Dominic Iafrate, 688,208 shares of common stock issuable upon the conversion of 6,882.08 shares of Series A Preferred Stock held by the Stephen M. Iafrate Trust U/A/D 11/7/95 and 688,208 shares of common stock issuable upon the conversion of 6,882.08 shares of Series A Preferred Stock held by the Dominic A. Iafrate Trust U/A/D 11/7/95.  Mr. Iafrate is the trustee of both trusts and has voting and dispositive control over the shares.

(7)   Includes 825,849 shares of common stock issuable upon the conversion of 8,258.49 shares of Series A Preferred Stock held directly by Angelo E. Iafrate, 481,745 shares of common stock issuable upon the conversion of 4,817.45 shares of Series A Preferred Stock held by the Jaclyn N. Iafrate Trust U/A/D 8/22/05, 481,745 shares of common stock issuable upon the conversion of 4,817.45 shares of Series A Preferred Stock held by the Danielle M. Iafrate Trust U/A/D 11/7/95 and 481,745 shares of common stock issuable upon the conversion of 4,817.45 shares of Series A Preferred Stock held by the Anthony C. Iafrate Trust U/A/D 11/7/95.  Mr. Iafrate is the trustee of all three trusts and has voting and dispositive control over the shares.

(8)   Includes 15,732,508 shares of common stock held directly by Brian Pratt and indirectly by Barbara Pratt, as the spouse of Mr. Pratt, and 89,405 shares of common stock owned directly by Mrs. Pratt and indirectly by Mr. Pratt.  Based on information set forth in Amendment No. 2 to the Schedule 13D filed with the Commission under the Exchange Act on March 24, 2009, Mr. Pratt also has the power to vote an additional 3,206,636 shares of common stock pursuant to revocable proxies granted to him by the following group of stockholders, which proxies are revocable at any time by the grantor of each respective proxy and expire on July 31, 2011 for Scott E. Summers, trustee of the Summers Family Trust; John P. Schauerman and Timothy R. Healy and expires on March 25, 2012 for Mark Thurman.  Mr.  Pratt is the chairman, chief executive officer and president.

(9)   Represents 1,352,986 shares of common stock owned directly by the Summers Family Trust, and indirectly by Scott E. Summers, as trustee of the trust.  Mr. Summers is a highly compensated officer of a Primoris subsidiary.

(10) John P. Schauerman is the executive vice president of corporate development and a director.

(11) Represents 119,206 shares of common stock owned directly by the Perisich Family Trust dated July 11, 2007 and indirectly by John M. Perisich, as trustee of the trust. Mr. Perisich is senior vice president and general counsel.

(12) Represents shares of common stock owned directly by the Alfons Theeuwes Family Trust dated October 8, 2009 and indirectly by Alfons Theeuwes, as trustee of the trust.  The number of shares held by the trust are after settlement of a divorce decree relating to the transfer of 151,200 shares.  Mr. Theeuwes is the senior vice president of finance and accounting.

(13) Includes 1,015,000 shares of common stock held directly by Eric Rosenfeld, 106,840 shares of common stock held by the Rosenfeld 1991 Children’s Trust, of which Mr. Rosenfeld’s wife is the sole trustee.  Also includes 863,636 shares of common stock issuable upon exercise of warrants that were exercisable at the close of the July 31, 2008 merger.  Eric Rosenfeld is currently a director and our formerly our chairman of the Board, chief executive officer and president.

(14) Represents 5,000 shares of common stock held by the Moerbeek Family Trust U/A dated 03/03/1999, a revocable trust, of which Peter Moerbeek is trustee and beneficiary.  Mr. Moerbeek is the executive vice president, chief financial officer and a director.

(15) Includes 4,000 shares of our common stock held by Stephen C. Cook and 5,400 shares of our common stock issuable upon the exercise of warrants. Mr. Cook is a director.

(16) David Sgro is currently a director, and was formerly our chief financial officer.

(17) Includes 24,000 shares of common stock held by the Tucker Family Trust U/A dated 12/21/1998, a revocable trust, of which Thomas Tucker is a trustee and beneficiary, 3,303 shares of common stock held by SaraJen Capital, LLC. a California Limited Liability Company, of which Mr. Tucker is a one-third member and sole manager with full dispositive power over such shares, and 4,833 shares of common stock held by Josephine Tucker-Arenson TTEE U/A DTD 4-30-1996, of which Mr. Tucker holds power of attorney.  Mr. Tucker is a director.

(18) Peter Brown is a director.

(19) Michael D. Killgore is a director and the president of JCG, our wholly owned subsidiary.

(20) Robert A. Tinstman is a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Primoris

We have entered into various transactions with Stockdale Investment Group, Inc. (“SIGI”).  Brian Pratt, our largest stockholder and our chief executive officer, president and chairman of the board of directors, holds a majority interest in SIGI and also serves as SIGI’s chairman.  In addition, John M. Perisich, our senior vice president, general counsel and secretary, is SIGI’s secretary.  John P. Schauerman, a director and our executive vice president of corporate development, formerly served as a director of SIGI and as SIGI’s president, and Scott Summers, co-president of ARB, also formerly served as a director of SIGI and as SIGI’s vice president.

We lease properties from SIGI located in Bakersfield, Pittsburg and San Dimas, California, as well as a property in Pasadena, Texas.  During the nine months ended September 30, 2009, we paid $613, in lease payments to SIGI for the use of these properties.  Prior to our July 31, 2008 merger, we also leased certain construction and transportation equipment from SIGI.  This equipment was purchased from SIGI on the closing date of the merger and the equipment leases were terminated.

We leased an airplane from SIGI for business use.  During the nine months ended September 30, 2009, we paid $70 in lease payments to SIGI for use of the airplane.  This lease commenced on May 1, 2004 and was terminated on March 31, 2009 when SIGI sold the airplane.

We lease certain property from Roger Newnham, a manager of our subsidiary Born Heaters Canada.  The property is located in Calgary, Canada.  This lease was entered into on similar terms as negotiated with an independent third party.  During the nine-month period ended September 30, 2009, we paid $256, in lease payments to Mr. Newnham for the use of this property.  The three-year lease for the Calgary property commenced in October 2005 and was renewed and extended until September 2010.

JCG

During the nine months ended September 30, 2009, JCG received payments of approximately $113,000 for administrative services provided by JCG to AICC.

During the year ended December 31, 2008, JCG paid AICC approximately $30,000 for the rental of construction equipment.  During the same period, JCG received payments of approximately $143,000 for administrative services provided by JCG to AICC.

During the year ended December 31, 2007, JCG paid AICC $375,000 for advances it had received in previous periods and approximately $82,000 for the rental of construction equipment.  During the same period, JCG received payments of approximately $160,000 for administrative services provided by JCG to AICC.

During the year ended December 31, 2006, JCG paid back net advances from AICC totaling $6,000,000.  During the same period, JCG paid AICC interest of $141,987.  The total long-term related party payable at December 31, 2006 was $375,000.

In addition, several of the entities that, prior to the closing of the Acquisition, were related to JCG through common ownership, are named as additional insureds on certain of JCG’s insurance policies.

FUTURE STOCKHOLDER PROPOSALS

To be considered for inclusion in our proxy statement relating to the 2010 annual meeting of stockholders pursuant to Rule 14a-8 of Regulation 14A under the Exchange Act, stockholder proposals must be received no later than December 26, 2009.

In addition, pursuant to our Bylaws, for business to be properly brought before the 2010 annual meeting it must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors; (ii) otherwise properly brought before the meeting by or at the direction of the board of directors; or (iii) otherwise properly brought before the meeting by a stockholder.  For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our secretary and such notice must contain certain required information.

To be considered “timely,” a stockholder’s notice must be delivered to our secretary not later than the close of business on March 15, 2010; provided, however, that if the date of the meeting has changed more than 30 days from the date of the 2009 annual meeting of stockholders, then in order for the stockholder’s notice to be timely it must be delivered to our secretary a reasonable time before we mail our proxy materials for the 2010 annual meeting of stockholders; provided further, that for purposes of the preceding sentence, a “reasonable time” shall conclusively be deemed to coincide with any adjusted deadline publicly announced by us pursuant to Rule 14a-5(f) or otherwise.  We expect to announce the date of the 2010 annual meeting of stockholders in March 2010.

If a stockholder proposes to nominate a person for election or reelection as a director, the stockholder’s notice must set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (or any successor thereto), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

For any other business, the stockholder’s notice must set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment.

In addition, the stockholder’s notice must set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on our books, and of such beneficial owner, the class and number of shares that are owned beneficially and of record by such stockholder and such beneficial owner, a representation that the stockholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Any stockholder who intends to present a proposal at the 2010 annual meeting of stockholders must send the proposal via standard mail, overnight delivery or other courier service, to Primoris Services Corporation, 26000 Commercentre Drive, Lake Forest, CA 92630, Attention: Secretary.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” certain information into this proxy statement, which means that we can disclose important information to our stockholders by referring our stockholders to other documents that we filed separately with the Commission.  Our stockholders should consider the incorporated information as if we reproduced it in this proxy statement, except for any information directly superseded by information contained in this proxy statement.

We incorporate by reference into this proxy statement the following financial statements and other information (Commission File No. 001-34145), which contain important information about us and our business and financial results:

•      the financial statements, selected financial data, selected quarterly financial data, management’s discussion and analysis of financial condition and results of operations and market risk disclosures and risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 24, 2009, and our Quarterly Reports on Form 10-Q for the period ended March 31, 2009, filed with the Commission on May 13, 2009, for the period ended June 30, 2009, filed with the Commission on August 12, 2009, and for the period ended September 30, 2009, filed with the Commission on November 12, 2009;

•      the Current Reports on Form 8-K or Form 8-K/A filed by us with the Commission on February 12, 2009, March 17, 2009, March 31, 2009, May 26, 2009, July 10, 2009, November 4, 2009, November 23, 2009, December 17, 2009, December 23, 2009 and January 22, 2010; and

•      the description of our common stock contained in our registration statement on Form S-3/A filed with the Commission on October 5, 2009.

We may file additional documents with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement and before the special meeting.  The Commission allows us to incorporate by reference into this proxy statement such documents.  Our stockholders should consider any statement contained in this proxy statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.  You can obtain these documents through the Commission’s website at www.sec.gov.  Copies of these documents can also be sent to you without charge, within one business day of receipt of your written or oral request.  Requests can be made by telephone or in writing at the address below:

By mail:	Primoris Services Corporation
26000 Commercentre Drive
Lake Forest, California 92630
Attention: Investor Relations

By telephone:	(949) 598-9242

PROXY

PRIMORIS SERVICES CORPORATION

SPECIAL MEETING

                                  , 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian Pratt and Peter J. Moerbeek, and each or either or them, as proxy holders of the undersigned, with the full power to appoint their substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all of the shares of the common stock of Primoris Services Corporation held of record by the undersigned, which the undersigned may be entitled to vote, on the close of business on                         , 2010, at the Special Meeting of Stockholders of Primoris Services Corporation to be held on                         , 2010, at            A.M., Pacific Standard Time, at                     , and any continuation(s), postponement(s) or adjournment(s) thereof.

(Continued, and to be marked, dated and signed, on the other side.)

THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AT THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE SPECIAL MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK, AS FOLLOWS:

(1)       To approve of the issuance of (a) 8,185,278 shares of common stock issuable upon the conversion of the shares of Series A Non-Voting Contingent Convertible Preferred Stock issued in connection with the acquisition of James Construction Group, L.L.C., and (b) up to 6,508,276 shares of common stock, which shares of common stock may be issued as earnout consideration in connection with the acquisition of James Construction Group, L.L.C.

☐	FOR	☐	AGAINST	☐	ABSTAIN

(2)       To approve of the conversion of 81,852.78 shares of our Series A Non-Voting Contingent Convertible Preferred Stock into 8,185,278 shares of common stock, which shares of Series A Non-Voting Contingent Convertible Preferred Stock were issued in connection with the acquisition of James Construction Group, L.L.C.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED, PRE-PAID ENVELOPE.

Please date and execute this Proxy exactly as your name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated:	, 2010

Signature

Signature, if held jointly